   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ALLAIRE CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7372                                   41-1830792
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                            ------------------------

                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 DAVID J. ORFAO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

       ROBERT L. BIRNBAUM, ESQ.               WILLIAM J. SCHNOOR, JR., ESQ.
         WILLIAM R. KOLB, ESQ.                  BRIAN D. GOLDSTEIN, ESQ.
       RICHARD G. COSTELLO, ESQ.             TESTA, HURWITZ & THIBEAULT, LLP
        FOLEY, HOAG & ELIOT LLP                      125 High Street
        One Post Office Square                 Boston, Massachusetts 02110
      Boston, Massachusetts 02109                    (617) 248-7000
            (617) 832-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                      AMOUNT         MAXIMUM OFFERING         PROPOSED
            TITLE OF EACH CLASS OF               TO BE REGISTERED    PRICE PER SHARE      MAXIMUM AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED                   (1)                 (2)           OFFERING PRICE (2)     REGISTRATION FEE
Common Stock, $.01 par value                        2,587,500             $48.75            $126,140,625            $35,067

(1) Includes 337,500 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                           --------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                2,250,000 Shares

                     [Stylized Logo of Allaire Corporation]

                                  Common Stock

    We are selling 1,000,000 shares of common stock and the selling stockholders are selling 1,250,000 shares of common stock.

                            ------------------------

    Our common stock is listed on the Nasdaq National Market under the symbol "ALLR." On September 2, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $49.00 per share.

    The underwriters have an option to purchase a maximum of 337,500 additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                         Underwriting                     Proceeds to
                                            Price to     Discounts and    Proceeds to       Selling
                                             Public       Commissions       Allaire      Stockholders
                                           -----------  ---------------  -------------  ---------------
Per Share................................   $              $               $               $
Total....................................   $              $               $               $

    Delivery of the shares will be made on or about                     .

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           BancBoston Robertson Stephens

                                                           Dain Rauscher Wessels
                                        a division of Dain Rauscher Incorporated

                           --------------------------

               The date of this prospectus is              , 1999

                               TABLE OF CONTENTS

                                             PAGE
                                           ---------
PROSPECTUS SUMMARY.......................          3
RISK FACTORS.............................          6
USE OF PROCEEDS..........................         17
PRICE RANGE OF COMMON STOCK..............         17
DIVIDEND POLICY..........................         17
CAPITALIZATION...........................         18
DILUTION.................................         19
SELECTED CONSOLIDATED
  FINANCIAL DATA.........................         20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.............................         22
BUSINESS.................................         34

                                             PAGE
                                           ---------

MANAGEMENT...............................         48
CERTAIN TRANSACTIONS.....................         56
PRINCIPAL AND SELLING STOCKHOLDERS.......         59
DESCRIPTION OF CAPITAL STOCK.............         61
UNDERWRITING.............................         66
NOTICE TO CANADIAN RESIDENTS.............         68
LEGAL MATTERS............................         69
EXPERTS..................................         69
WHERE YOU CAN FIND MORE INFORMATION......         69
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS.............................        F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.
                                 --------------

    "ColdFusion", "HomeSite" and "Bright Tiger" are federally registered trademarks of Allaire. We have applied for federal registration of the trademarks "Allaire" and "Allaire Spectra". The Allaire, ColdFusion, HomeSite and JRun logos are trademarks of Allaire. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. UNLESS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                    ALLAIRE

    We develop, market and support Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Our products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers. With the introduction of our new Allaire Spectra product later this year, we will provide both a Web application server and advanced content management, commerce and personalization capabilities in a packaged e-business application. Our products are designed to enable businesses such as Williams-Sonoma, Kaiser Permanente and autobytel.com to build and manage large-scale, content-rich, transaction-oriented Web sites and applications.

    A Web application server is a software program that hosts Web applications and enables access to these applications through Web browsers, client hardware devices and other applications. A Web application server also enables hosted applications to access a company's servers and other internal systems. The Web application server is the software technology that is central to the Web as a computing platform, much as the operating system is central software technology to desktop computing. According to Forrester Research, the market for Web application servers will triple from $692 million in 1999 to $2.1 billion in 2002. We believe that the central technology role of Web application servers places leading Web application server vendors in a strong position to sell related software products. This additional software includes development tools, management products and packaged e-business applications.

Our customers include:

AT&T
autobytel.com
Bank of America
Bell Atlantic
Boeing
Booz, Allen & Hamilton
Carlson Companies
Caterpillar
Cheap Tickets
GTE
Hewlett-Packard
J.P. Morgan
Kaiser Permanente

Lockheed Martin
Merrill Lynch
Motorola
Nortel
Sprint
Toys 'R' Us
Travelers Insurance Company
United Parcel Service
UUNet Technologies
Viacom
Visa International
Williams-Sonoma

    Allaire was incorporated in Minnesota on February 1, 1996 as the successor to a Minnesota limited liability company and was reincorporated in Delaware on April 25, 1997. Our principal executive offices are located at One Alewife Center, Cambridge, Massachusetts 02140. Our telephone number at that location is
(617) 761-2000.

                                  THE OFFERING

Common Stock offered by Allaire..............  1,000,000 shares
Common Stock offered by the selling
  stockholders...............................  1,250,000 shares
Common Stock to be outstanding after the
  offering...................................  12,784,035 shares
Use of proceeds..............................  For general corporate purposes, including working capital and potential acquisitions.
                                               We will not receive any proceeds from the
                                               shares sold by the selling stockholders.
Nasdaq National Market symbol................  ALLR

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                                                                                        SIX MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,             JUNE 30,
                                                                   ---------------------------------  --------------------
                                                                     1996        1997        1998       1998       1999
                                                                   ---------  ----------  ----------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue....................................................  $   2,358  $    7,788  $   21,362  $   8,905  $  21,772
Total cost of revenue............................................        234       2,425       5,994      2,425      4,403
Gross profit.....................................................      2,124       5,363      15,368      6,480     17,369
Total operating expenses.........................................      4,164      17,214      32,520     14,502     23,701
Loss from operations.............................................     (2,040)    (11,851)    (17,152)    (8,022)    (6,332)
Net loss.........................................................     (2,027)    (11,536)    (17,139)    (7,886)    (5,529)

Basic and diluted net loss per share.............................  $   (1.15) $    (5.35) $    (4.78) $   (2.38) $   (0.53)
Shares used in computing basic and diluted net loss per share....      1,756       2,158       3,587      3,317     10,449
Unaudited pro forma basic and diluted net loss per share.........                         $    (2.20)            $   (0.51)
Shares used in computing unaudited pro forma basic and diluted
  net loss per share.............................................                              7,788                10,916

    The as adjusted balance sheet data as of June 30, 1999 gives effect to the sale of 1,000,000 shares of common stock offered by our company hereby at an estimated offering price of $49.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

                                                                         DECEMBER 31,           JUNE 30, 1999
                                                                     ---------------------  ----------------------
                                                                       1997        1998      ACTUAL    AS ADJUSTED
                                                                     ---------  ----------  ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................................  $   7,190  $    3,247  $  19,532   $  65,582
Working capital (deficit)..........................................      7,383      (9,691)    38,663      84,713
Total assets.......................................................     17,094      12,708     64,300     110,350
Total long-term debt, net of current portion.......................      1,251       1,193        821         821
Total redeemable convertible preferred stock.......................     12,673      12,673         --          --
Total stockholders' equity (deficit)...............................     (3,022)    (18,882)    42,837      88,887

    All periods have been restated to reflect our mergers with Bright Tiger Technologies and Live Software, which were accounted for as poolings of interests.

                               RECENT DEVELOPMENT

    For the month of July 1999, our unaudited consolidated results, including acquired businesses, reflected revenue of approximately $4.7 million and a net loss of approximately $400,000. Financial information for July is being disclosed to comply with pooling of interest requirements. The results for July are not necessarily indicative of our operating results for our third fiscal quarter of 1999 or any other future period.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU PURCHASE ANY COMMON STOCK.

WE HAVE SUBSTANTIAL NET LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

    Since we began operations, we have incurred substantial net losses in every fiscal period. We cannot be certain when we will become profitable, if at all. Failure to achieve profitability within the time frame expected by investors may adversely affect the market price of our common stock. At June 30, 1999, we had an accumulated deficit of $36.7 million. We have generated relatively small amounts of revenue until recent fiscal quarters, while increasing expenditures in all areas, particularly in sales and marketing and research and development, in order to execute our business plan. Although we have experienced revenue growth in recent periods, the growth has been off of a small base, and it is unlikely that the recent rate of growth is sustainable.

DISAPPOINTING QUARTERLY REVENUE AND OPERATING RESULTS COULD CAUSE THE PRICE OF
  OUR COMMON STOCK TO FALL.

    Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially.

    Our quarterly revenue may fluctuate for several reasons, including the following:

    - the market for Web application servers and packaged e-business applications is in an early stage of development and it is therefore difficult to accurately predict customer demand; and

    - the sales cycle for our products and services varies substantially from customer to customer and, if our average sales price continues to increase as we expect, we expect the sales cycle to lengthen. As a result, we have difficulty determining whether and when we will receive license revenue from a particular customer.

    In addition, because our revenue from training and consulting services is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenue and operating results.

    Most of our expenses, such as employee compensation and rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses.

OUR LIMITED OPERATING HISTORY MAKES THE EVALUATION OF OUR BUSINESS AND PROSPECTS
  DIFFICULT.

    We recorded our first revenue upon delivery of ColdFusion 1.5 to customers in February 1996. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets, particularly those markets which depend on the Internet.

THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS IS UNCERTAIN.

    If the market for Web application servers and packaged e-business applications does not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Web technology has been used widely for only a short time, and the market for Web application servers and packaged e-business applications is new and rapidly evolving. As is typical for new and rapidly evolving industries, demand for recently introduced products is highly uncertain.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MARKET AND SELL ALLAIRE SPECTRA
  SUCCESSFULLY.

    We expect that our future financial performance will depend in part on sales of Allaire Spectra. We announced the release of the beta test version of Allaire Spectra on July 21, 1999 and we plan to begin commercial shipments by the end of 1999. Market acceptance of Allaire Spectra will depend on the market for packaged e-business applications and customer demand for the specific functionality of Allaire Spectra. We cannot assure you that either will occur. In addition, we cannot assure you that Allaire Spectra will meet the performance needs or expectations of our customers when shipped or that it will be free of significant software defects or bugs. If Allaire Spectra does not meet customer needs or expectations, for whatever reason, our reputation could be damaged, or we could be required to upgrade or enhance the product, which could be costly and time consuming.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF THE INTERNET DOES NOT BECOME A VIABLE
  AND SUBSTANTIAL COMMERCIAL MEDIUM.

    Our future success will depend upon the widespread adoption of the Internet as a primary medium for commerce and other business applications. If the Internet does not become a viable and substantial commercial medium, our business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth. This growth has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity. As commercial use of the Internet increases, federal, state and foreign agencies could adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, government regulations could limit the market for our products and services.

REGULATIONS OR CONSUMER CONCERNS REGARDING PRIVACY ON THE INTERNET COULD LIMIT
  MARKET ACCEPTANCE OF ALLAIRE SPECTRA.

    The personalization features of Allaire Spectra will allow our customers to develop and maintain Web user profiles to tailor content to specific users. Profile development involves both data supplied by the user and data derived from the user's Web site behavior. Privacy concerns may cause users to resist providing personal data or to avoid Web sites that track user behavior. In addition, legislative or regulatory requirements may heighten consumer concerns if businesses must notify Web site users that user profile data may be used to direct product promotion and advertising to users. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may do so in the future. If privacy legislation is enacted or consumer privacy concerns limit the market acceptance of personalization software, our business, financial condition and operating results could be harmed.

    Allaire Spectra uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific user that is stored on a computer's hard drive, typically without the user's knowledge. Cookies are generally removable by the user, although removal could affect the content available on a particular site. A number of governmental bodies and commentators in the United States and abroad have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, market demand for Allaire Spectra could be reduced.

WE COMPETE WITH MICROSOFT WHILE SIMULTANEOUSLY SUPPORTING MICROSOFT
  TECHNOLOGIES.

    We currently compete with Microsoft in the market for Web application servers and related software products while simultaneously maintaining a working relationship with Microsoft. Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than our company. As a result, we may not be able to compete effectively with Microsoft now or in the future, and our business, operating results and financial condition may be materially adversely affected.

    We expect that Microsoft's commitment to and presence in the Web application server and related software products market will substantially increase competitive pressure in the market. We believe that Microsoft will continue to incorporate Web application server technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users.

    We believe that we must maintain a working relationship with Microsoft to achieve success. Most of our customers use Microsoft-based operating platforms, so it is critical to our success that our products be closely integrated with Microsoft technologies. Notwithstanding our historical and current support of the Microsoft platform, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with our technology.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND MAY NOT BE ABLE TO COMPETE
  EFFECTIVELY.

    The Web application server and packaged e-business applications market is intensely competitive and rapidly changing. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing, distribution and other resources than we do and therefore may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. In the portion of the market with the highest product prices, we compete with large Web and database platform companies that offer a variety of software products. We also compete with a number of medium-sized and start-up companies that have introduced or that are developing Web application servers and packaged e-business applications. In the middle range of the market where product prices are significantly lower, we compete primarily against Microsoft. We expect that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

    If, in the future, a competitor chooses to bundle a competing Web application server or packaged e-business application with other products, the demand for our products might be substantially reduced. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

OUR FAILURE TO EFFECTIVELY INTEGRATE THE BUSINESSES OF BRIGHT TIGER AND LIVE
  SOFTWARE MAY ADVERSELY AFFECT OUR BUSINESS.

    On April 12, 1999, we merged with Bright Tiger Technologies, and on June 25, 1999, we merged with Live Software. A failure to effectively integrate either of these businesses could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to develop, market and sell the Bright Tiger and Live Software products successfully. In addition, there can be no assurance that we will be able to retain personnel from these companies.

IF WE ACQUIRE OTHER BUSINESSES, WE WILL BE SUBJECT TO RISKS THAT COULD ADVERSELY
  AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    From time to time, we may pursue additional acquisitions to obtain complementary products, services and technologies. An acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. In pursuing any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrate the acquired business with our existing business.

    To pay for an acquisition, we might use our stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

OUR FAILURE TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS WOULD ADVERSELY
  AFFECT OUR REVENUE GROWTH AND FINANCIAL CONDITION.

    To increase our revenue, we must increase the size of our sales force and the number of our indirect channel partners, including original equipment manufacturers, value-added resellers and systems integrators. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and there can be no assurance that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and channel partners.

WE DEPEND ON A SMALL NUMBER OF DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR
  REVENUE.

    We derive a substantial portion of our revenue from a small number of distributors. For the six months ended June 30, 1999, revenue from our indirect distribution channel accounted for 49% of our total revenue, and one distributor, Ingram Micro, accounted for 37% of our total revenue. For the year ended December 31, 1998, revenue from our indirect distribution channel accounted for 44% of our total revenue and Ingram Micro accounted for 28% of our total revenue. The loss of, or a reduction in orders from, Ingram Micro or any other significant distributor could have a material adverse effect on our business, operating results and financial condition.

WE MAY EXPERIENCE LOST OR DELAYED SALES AS OUR SALES CYCLE LENGTHENS.

    A longer sales cycle reduces our ability to forecast revenue levels and may result in lost sales. Any delay or loss in sales of our products could have a material adverse effect on our business, operating results and financial condition, and could cause our operating results to vary significantly from quarter to quarter. As we increase our sales and marketing focus on larger sales to businesses and other large organizations, we expect that increased executive-level involvement of information technology officers and other senior managers of our customers will be required. Potential large sales may be delayed, or lost altogether, because we will have to provide a more comprehensive education to prospective customers regarding the use and benefits of our products. Our customers' purchase decisions may be subject to delays over which we may have little or no control, including budgeting constraints, internal purchase approval review procedures and the inclusion or exclusion of our products on customers' approved standards lists.

THE MARKET FOR OUR PRODUCTS IS RAPIDLY CHANGING, AND THE FAILURE OF OUR PRODUCTS
  TO CONTINUE TO SATISFY THE WEB DEVELOPER COMMUNITY WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    If our products do not continue to satisfy the Web developer community or otherwise fail to sustain sufficient market acceptance, our business, operating results and financial condition would be materially adversely affected. We believe that a significant contributing factor to our initial growth has been our ability to create and maintain strong relationships with the community of Web developers that initially adopted our products. This community of early adopters demands rapid improvements in the performance, features and reliability of our products, as well as a high level of customer service. Due in part to the emerging nature of the Web application server and packaged e-business applications market and the substantial resources available to many market participants, we believe there is a time-limited opportunity to achieve product adoption.

OUR EFFORTS TO DEVELOP BRAND AWARENESS MAY BE UNSUCCESSFUL, WHICH COULD LIMIT
  OUR ABILITY TO ACQUIRE NEW CUSTOMERS AND GENERATE ONGOING REVENUE GROWTH.

    We believe that developing and maintaining awareness of the "Allaire," "ColdFusion", "HomeSite," "JRun" and "Allaire Spectra" brand names is critical to achieving widespread acceptance of our products. If we fail to promote and maintain our brands or incur significant related expenses, our business, operating results and financial condition could be materially adversely affected. To promote our brands, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers. Although we have obtained a United States registration of the trademark "ColdFusion," we are aware of other companies, including competitors, that use the word "Fusion" in their marks alone or in combination with other words, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example, NetObjects markets its principal products for designing, building and updating Web sites under the names "NetObjects Fusion" and "NetObjects Team Fusion." Competitors that use marks that are similar to our brand names may cause confusion among actual and potential customers, which could prevent us from achieving significant brand recognition.

TO BE COMPETITIVE, WE MUST CONTINUE TO ENHANCE OUR EXISTING PRODUCTS AND DEVELOP
  NEW PRODUCTS.

    To be competitive, we must develop and introduce product enhancements and new products which increase our customers' ability to develop and deploy Web applications. In the past, we have been forced to delay introduction of several new products. If we fail to develop and introduce new products and enhancements successfully and on a timely basis, it could have a material adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO CONTINUE LICENSING TECHNOLOGY FOR OUR PRODUCTS FROM THIRD
  PARTIES, OUR PRODUCT DEVELOPMENT EFFORTS COULD BE DELAYED.

    We license technology that is incorporated into our products from third parties. The loss of access to this technology could result in delays in our development and introduction of new products or enhancements until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible. These delays could have a material adverse effect on our business, operating results and financial condition. In light of the rapidly evolving nature of Web technology and our strategy to pursue industry partnerships, we believe that we will increasingly need to rely on technology from third party vendors, such as Microsoft, which may also be competitors. There can be no assurance that technology from others will continue to be available to us on commercially reasonable terms, if at all.

OUR FAILURE TO PROPERLY MANAGE OUR GROWTH COULD STRAIN OUR RESOURCES AND
  ADVERSELY AFFECT OUR BUSINESS.

    Our failure to manage our rapid growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition. Our revenue increased 144% for the six months ended June 30, 1999 from the same period in 1998. The number of our employees increased from 95 at January 1, 1998 to 222 at June 30, 1999. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

IF WE LOSE THE SERVICES OF JOSEPH ALLAIRE OR DAVID ORFAO, OUR BUSINESS WOULD
  SUFFER.

    Our future success depends to a significant degree on the skills, experience and efforts of Joseph J. Allaire, our founder, Chairman of the Board, Chief Technology Officer and Executive Vice President, and David J. Orfao, our President and Chief Executive Officer. The loss of the services of Mr. Allaire or Mr. Orfao could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. We do not have employment agreements with any of our executive officers, and we do not have any key person life insurance other than for Mr. Allaire and Mr. Orfao.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED.

    Qualified personnel are in great demand throughout the software industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    Our success depends to a significant degree upon the protection of our software and other proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition.

    Although we have taken steps to protect our proprietary technology, they may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property.

    If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS COULD
  ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    If any of our products violate third party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to reengineer our products or obtain licenses on commercially reasonable terms may not be successful, and, in any case, would substantially increase our costs and have a material adverse effect on our business, operating results and financial condition. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

    Although we are generally indemnified against claims that third party technology that we license infringes the proprietary rights of others, this indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third party indemnitors are not always well-capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology in our products, and claims for indemnification from our customers resulting from these claims, will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect our business, operating results and financial condition.

    In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim also could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS FAIL TO PERFORM
  PROPERLY.

    Software products as complex as ours may contain undetected errors or "bugs," which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Errors in certain of our products have been detected after the release of the product. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS
  RELATING TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS.

    Many of the Web applications developed and deployed with our products are critical to the operations of our customers' businesses. Any failure in a customer's Web application could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

WE MAY BE AFFECTED BY UNEXPECTED YEAR 2000 PROBLEMS.

    Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our products, our internal systems and the systems of our vendors and distributors, any of which could have a material adverse effect on our business, operating results and financial condition.

    Because ColdFusion and JRun do not involve data storage, the ability of a Web application built with ColdFusion or JRun to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. Therefore, there can be no assurance that Web applications developed using our products will comply with Year 2000 requirements. For example, if ColdFusion or JRun is connected to a database that is not Year 2000 compliant, the information received by the application may be incorrect.

    Some of our customers and potential customers have implemented policies that prohibit or discourage changing their internal computer systems until after January 1, 2000. Our revenue may suffer if potential customers delay the purchase of our products until after January 1, 2000. Purchasing decisions may be delayed as potential customers halt development of their internal computer systems or use their information technology budgets to address Year 2000 issues. If our potential customers delay purchasing or implementing our products in preparation for the Year 2000 problem, our business could be seriously harmed.

    In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not be material.

    Year 2000 errors or defects in the internal systems maintained by our vendors or distributors could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could reduce our revenue from our indirect distribution channel.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND DELAWARE LAW COULD PREVENT OR DELAY
  A CHANGE OF CONTROL OF OUR COMPANY.

    Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND YOU
  MIGHT NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.

    The price of our common stock has been and may continue to be volatile. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to our company, our competitors and the market for our products, such as:

    - quarterly variations in our operating results;

    - announcements of new technological innovations or new products by us or our competitors;

    - changes in financial estimates and recommendations by securities analysts; and

    - news relating to trends in our markets.

    In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

    Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

WE MAY INVEST OR SPEND OUR PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU
  MAY NOT AGREE.

    We have not identified specific uses for our proceeds from this offering, and we will have broad discretion in how we use them. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. We will not receive any proceeds from the sale of shares by the selling stockholders.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR
  INVESTMENT.

    If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that earlier investors in Allaire paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding options or warrants to purchase common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terms such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "potential" or "continue" or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement made in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform the statements to actual results.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the 1,000,000 shares of common stock we are offering, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses and assuming a public offering price of $49.00 per share, will be approximately $46.1 million, or approximately $53.0 million if the underwriters exercise their over-allotment option in full. We will not receive any proceeds from the sale of shares by the selling stockholders.

    We intend to use our net proceeds for general corporate purposes, including working capital, product development and expansion of our domestic and international sales and marketing capabilities. We also may use a portion of the proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, we will invest our proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is quoted in the Nasdaq Stock Market's National Market under the symbol "ALLR". The following table sets forth for the periods indicated the high and low sales prices per share of the common stock as reported on the Nasdaq Stock Market's National Market since January 22, 1999, the date on which the common stock commenced trading.

QUARTER ENDED                                                                       HIGH        LOW
-------------------------------------------------------------------------------  ----------  ---------
March 31, 1999 (from January 22, 1999).........................................  $    71.25  $   34.00
June 30, 1999..................................................................  $    78.25  $  39.875
September 30, 1999 (through September 2, 1999).................................  $  76.3125  $  42.125

    The last reported sale price of the common stock on the Nasdaq Stock Market's National Market on September 2, 1999 was $49.00 per share. The number of stockholders of record on July 31, 1999 was 177.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Allaire as of June 30, 1999:

    - on an actual basis; and

    - as adjusted to reflect our sale of 1,000,000 shares of common stock offered hereby at an assumed public offering price of $49.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

    This information should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                  JUNE 30, 1999
                                                                             ------------------------
                                                                               ACTUAL     AS ADJUSTED
                                                                             -----------  -----------
                                                                              (IN THOUSANDS, EXCEPT
                                                                                      SHARE
                                                                               AND PER SHARE DATA)
Capital lease obligations, net of current portion..........................  $        21   $      21
Notes payable, net of current portion......................................          800         800
                                                                             -----------  -----------
Total long term debt.......................................................          821         821
                                                                             -----------  -----------
Stockholders' equity:
    Preferred stock, $.01 par value; 5,000,000 shares authorized, none
      issued or outstanding actual and as adjusted.........................           --          --
    Common stock, $.01 par value; 35,000,000 shares authorized, 11,772,411 shares issued and 11,755,801 shares outstanding actual; 12,772,411
      shares issued and 12,755,801 shares outstanding as adjusted..........          118         128
    Additional paid-in capital.............................................       80,239     126,279
    Accumulated deficit....................................................      (36,699)    (36,699)
    Deferred compensation..................................................         (811)       (811)
    Stock subscriptions receivable.........................................          (10)        (10)
                                                                             -----------  -----------
Total stockholders' equity.................................................       42,837      88,887
                                                                             -----------  -----------
Total capitalization.......................................................  $    43,658   $  89,708
                                                                             -----------  -----------
                                                                             -----------  -----------

                                    DILUTION

    Our pro forma net tangible book value at June 30, 1999 was $42,767,000 or $3.64 per share of our common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of 1,000,000 shares of common stock offered hereby at an assumed public offering price of $49.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 1999 would have been $88,817,000, or $6.96 per share. This represents an immediate increase in pro forma net tangible book value of $3.32 per share to existing stockholders and an immediate dilution of $42.04 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:

Assumed offering price per share............................................             $   49.00

  Pro forma net tangible book value per share at June 30, 1999..............  $    3.64

  Increase attributable to the offering.....................................       3.32
                                                                              ---------

Pro forma net tangible book value per share after the offering..............                  6.96
                                                                                         ---------

Net tangible book value dilution per share to new investors in the
  offering..................................................................             $   42.04
                                                                                         ---------
                                                                                         ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from our inception (May 5, 1995) through December 31, 1995 and the balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements that do not appear in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999, and the balance sheet data as of June 30, 1999, are derived from unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future. All periods have been restated to reflect our mergers with Bright Tiger Technologies and Live Software, which were accounted for as poolings of interests.

    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                                      PERIOD FROM
                                                       INCEPTION
                                                     (MAY 5, 1995)             YEAR ENDED                SIX MONTHS ENDED
                                                        THROUGH               DECEMBER 31,                   JUNE 30,
                                                     DECEMBER 31,   ---------------------------------  --------------------
                                                         1995         1996        1997        1998       1998       1999
                                                     -------------  ---------  ----------  ----------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees............................    $      --    $   2,358  $    7,133  $   17,966  $   7,827  $  17,724
  Services.........................................           --           --         655       3,396      1,078      4,048
                                                          ------    ---------  ----------  ----------  ---------  ---------
    Total revenue..................................           --        2,358       7,788      21,362      8,905     21,772
                                                          ------    ---------  ----------  ----------  ---------  ---------
Cost of revenue:
  Software license fees............................           --          234         973       1,937        823      1,103
  Services.........................................           --           --       1,452       4,057      1,602      3,300
                                                          ------    ---------  ----------  ----------  ---------  ---------
    Total cost of revenue..........................           --          234       2,425       5,994      2,425      4,403
                                                          ------    ---------  ----------  ----------  ---------  ---------
Gross profit.......................................           --        2,124       5,363      15,368      6,480     17,369
                                                          ------    ---------  ----------  ----------  ---------  ---------
Operating expenses:
  Research and development.........................           65        1,109       4,984       8,027      3,602      5,364
  Sales and marketing..............................           49        1,618       8,820      19,135      8,552     12,461
  General and administrative.......................           74        1,437       3,410       4,946      2,162      3,043
  Stock-based compensation.........................           --           --          --         412        186        133
  Merger costs.....................................           --           --          --          --         --      2,700
                                                          ------    ---------  ----------  ----------  ---------  ---------
    Total operating expenses.......................          188        4,164      17,214      32,520     14,502     23,701
                                                          ------    ---------  ----------  ----------  ---------  ---------
Loss from operations...............................         (188)      (2,040)    (11,851)    (17,152)    (8,022)    (6,332)
Interest income, net...............................           --           13         315          13        136        803
                                                          ------    ---------  ----------  ----------  ---------  ---------
Net loss...........................................    $    (188)   $  (2,027) $  (11,536) $  (17,139) $  (7,886) $  (5,529)
                                                          ------    ---------  ----------  ----------  ---------  ---------
                                                          ------    ---------  ----------  ----------  ---------  ---------

                                                      PERIOD FROM
                                                       INCEPTION
                                                     (MAY 5, 1995)             YEAR ENDED                SIX MONTHS ENDED
                                                        THROUGH               DECEMBER 31,                   JUNE 30,
                                                     DECEMBER 31,   ---------------------------------  --------------------
                                                         1995         1996        1997        1998       1998       1999
                                                     -------------  ---------  ----------  ----------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted net loss per share...............    $   (0.09)   $   (1.15) $    (5.35) $    (4.78) $   (2.38) $   (0.53)
Shares used in computing basic and diluted net loss
  per share........................................        2,200        1,756       2,158       3,587      3,317     10,449
Unaudited pro forma basic and diluted net loss per
  share............................................                                        $    (2.20)            $   (0.51)
Shares used in computing unaudited pro forma basic
  and diluted net loss per share...................                                             7,788                10,916

                                                                            DECEMBER 31,
                                                             -------------------------------------------   JUNE 30,
                                                               1995       1996       1997        1998        1999
                                                             ---------  ---------  ---------  ----------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $      17  $     595  $   7,190  $    3,247   $  19,532
Working capital (deficit)..................................       (231)       242      7,383      (9,691)     38,663
Total assets...............................................        119      2,160     17,094      12,708      64,300
Total long-term debt, net of current portion...............         --         50      1,251       1,193         821
Total redeemable convertible preferred stock...............         --      2,800     12,673      12,673          --
Total stockholders' equity (deficit).......................       (181)    (1,747)    (3,022)    (18,882)     42,837

                               RECENT DEVELOPMENT

    For the month of July 1999, our unaudited consolidated results, including acquired businesses, reflected revenue of approximately $4.7 million and a net loss of approximately $400,000. Financial information for July is being disclosed to comply with pooling of interest requirements. The results for July are not necessarily indicative of our operating results for our third fiscal quarter of 1999 or any other future period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We develop, market and support Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. We derive a majority of our revenue from our three primary products, ColdFusion, JRun and HomeSite.

    Our revenue is derived principally from license fees for software products and, to a lesser extent, fees for a range of services complementing these products, primarily training, consulting and technical support. Software license fees include sales of licenses for the then-current version of our products, product upgrades and subscriptions. Subscriptions entitle the customer to all new releases for a specific product during the subscription period, generally 12 months.

    Revenue from sales of licenses to use our software products and product upgrades is recognized upon delivery to customers, provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. We provide most of our distributors with rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on our historical experience. Revenue from subscription sales is recognized ratably over the term of the subscription period. Services revenue is recognized as services are rendered or ratably over the term of the service agreement.

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition, which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. We adopted SoP 97-2 for all transactions entered into after December 31, 1997. Subsequently, in March 1998, the Financial Accounting Standards Board approved SoP 98-4, Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition. SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In December 1998, the FASB issued SoP 98-9, Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which retained the limitations of SoP 97-2 on what constitutes vendor specific objective evidence of fair value. SoP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Based upon our interpretation of SoP 97-2, 98-4 and 98-9, we believe that our current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on our financial condition or results of operation. Adoption of SoP 98-9 is not expected to have a material impact on our financial condition or results of operations.

    In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, costs associated with the development of computer software are expensed prior to the establishment of technological feasibility and capitalized thereafter when material. No software development costs have been capitalized because costs eligible for capitalization have not been material to our financial condition or results of operations.

    We generate our software license revenue through direct sales of licenses to end users and through our indirect distribution channel. Direct revenue is generated by our direct sales force and via our Web site. The indirect distribution channel includes distributors, direct and original equipment manufacturer resellers, system integrators and Allaire Alliance members. During the second half of 1997, we established relationships with our primary distribution partners in North America, Europe and Asia Pacific. Revenue generated by the indirect distribution channel accounted for 13%, 28%, 44% and 49% of total revenue for 1996, 1997, 1998 and for the six months ended June 30, 1999, respectively. We anticipate that revenue derived from the indirect distribution channel will continue to represent a significant percentage of total revenue. We primarily derive our international revenue through our indirect distribution channel. International revenue outside of North America accounted for 17%, 19%, 13% and 11% of total revenue for 1996, 1997, 1998 and for the six months ended June 30, 1999, respectively.

    In April 1999, we completed a merger with Bright Tiger Technologies by issuing 288,583 shares of our common stock for all of the issued and outstanding equity securities of Bright Tiger. Bright Tiger provides software designed to enhance the performance, availability and manageability of large-scale Internet sites and Web applications. We had previously licensed technology from Bright Tiger that was incorporated in certain ColdFusion products. In June 1999, we completed a merger with Live Software by issuing 528,376 shares of our common stock for all of the issued and outstanding equity securities of Live Software. Live Software develops, markets and supports server-side Java development and deployment technology. Live Software's principal product, JRun, is a leading server-side Java development and deployment engine. We recorded merger related costs of $2.7 million in the quarter ended June 30, 1999 primarily related to professional fees, facility closings, severance packages and related costs associated with these acquisitions. We accounted for these acquisitions as poolings of interests.

    We have experienced substantial net losses in each fiscal period since our inception and, as of June 30, 1999, had an accumulated deficit of $36.7 million. These net losses and accumulated deficit resulted primarily from the significant costs incurred in the development of our products and in the preliminary establishment of our infrastructure. We expect to increase our expenditures in all areas in order to execute our business plan, particularly in research and development and sales and marketing. The planned increase in sales and marketing expense will primarily result from the hiring of additional sales force personnel to focus on major account sales, and marketing programs to increase brand awareness.

    Our limited operating history and the undeveloped nature of the market for Web development products make predicting future revenue difficult. Our expense levels are based, in part, on our expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that our expectations regarding future revenue are accurate. Moreover, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to our expectations would likely cause significant declines in our quarterly operating results.

    We are also increasing our sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of our average sales cycle. We anticipate that an increasing portion of our revenue could be derived from large orders, in which case timing of receipt and fulfillment of any such orders could cause fluctuations in our operating results, particularly on a quarterly basis.

    Due to the foregoing factors, our operating results are difficult to forecast. We believe that period-to-period comparisons of our historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, our operating results may fall below our expectations or the expectations of securities analysts or investors in some future quarter. In such event, the market price of our common stock would likely be materially adversely affected.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in our statement of operations.

                                                                                        SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,       JUNE 30, 1999,
                                                         ----------------------------   -----------------
                                                          1996       1997      1998      1998      1999
                                                         -------   --------   -------   -------   -------
Revenue:
  Software license fees................................    100.0%      91.6%     84.1%     87.9%     81.4%
  Services.............................................      0.0        8.4      15.9      12.1      18.6
                                                         -------   --------   -------   -------   -------
    Total revenue......................................    100.0      100.0     100.0     100.0     100.0
Cost of revenue:
  Software license fees................................      9.9       12.5       9.1       9.2       5.1
  Services.............................................      0.0       18.6      19.0      18.0      15.1
                                                         -------   --------   -------   -------   -------
    Total cost of revenue..............................      9.9       31.1      28.1      27.2      20.2
                                                         -------   --------   -------   -------   -------
Gross profit...........................................     90.1       68.9      71.9      72.8      79.8
                                                         -------   --------   -------   -------   -------
Operating expenses:
  Research and development.............................     47.0       64.0      37.6      40.5      24.7
  Sales and marketing..................................     68.6      113.2      89.6      96.0      57.2
  General and administrative...........................     61.0       43.8      23.1      24.3      14.0
  Stock-based compensation.............................      0.0        0.0       1.9       2.1       0.6
  Merger costs.........................................      0.0        0.0       0.0       0.0      12.4
                                                         -------   --------   -------   -------   -------
    Total operating expenses...........................    176.6      221.0     152.2     162.9     108.9
                                                         -------   --------   -------   -------   -------
Loss from operations...................................    (86.5)    (152.1)    (80.3)    (90.1)    (29.1)
                                                         -------   --------   -------   -------   -------
Interest income, net...................................      0.5        4.0       0.1       1.5       3.7
                                                         -------   --------   -------   -------   -------
Net loss...............................................    (86.0)%   (148.1)%   (80.2)%   (88.6)%   (25.4)%
                                                         -------   --------   -------   -------   -------
                                                         -------   --------   -------   -------   -------

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

    REVENUE

    Total revenue increased 144% from $8.9 million for the six months ended June 30, 1998 to $21.8 million for the six months ended June 30, 1999.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 126% from $7.8 million for the six months ended June 30, 1998 to $17.7 million for the six months ended June 30, 1999. This increase was primarily due to an increase in the number of licenses sold to use our ColdFusion and JRun products. Increases in product prices associated with the release of new versions of our products during the fourth quarter of 1998 also contributed to the growth in revenue.

    SERVICES. Revenue from services increased 276% from $1.1 million for the six months ended June 30, 1998 to $4.0 million for the six months ended June 30, 1999. The increase was primarily attributable to growth in training revenue resulting from an increase in our installed customer base.

    COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. The cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology, and fees paid to third-party vendors and agents for order fulfillment. Cost of software license fees increased 34% from $823,000 for the six months ended June 30, 1998 to $1.1 million for the six months ended June 30, 1999. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 89% for the six months ended June 30, 1998 to 94% for the six months ended June 30, 1999 was primarily attributable to economies of scale achieved with our higher sales volume.

    COST OF SERVICES. Cost of services consists primarily of personnel costs. Cost of services increased 106% from $1.6 million for the six months ended June 30, 1998 to $3.3 million for the six months ended June 30, 1999. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. Services gross margin improved from (49)% for the six months ended June 30, 1998 to 18% for the six months ended June 30, 1999. The improvement in services gross margins was primarily attributable to the substantial growth in training revenue.

    Overall gross margins are primarily affected by the mix of products licensed, sales through direct versus indirect distribution channels, software license fees revenue versus services revenue, and international versus domestic revenue. We typically realize higher gross margins on direct sales relative to indirect distribution channel sales and higher gross margins on software license fees relative to services revenue. As services revenue or revenue derived through indirect distribution channels increases as a percentage of total revenue, our gross margins may be adversely affected.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 49% from $3.6 million for the six months ended June 30, 1998 to $5.4 million for the six months ended June 30, 1999. The increase primarily resulted from salaries associated with newly hired development personnel and product development consulting costs. We anticipate that research and development expenses will continue to increase in absolute dollars.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 46% from $8.6 million for the six months ended June 30, 1998 to $12.5 million for the six months ended June 30, 1999. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and an increase in marketing programs, including promotions and advertising. We anticipate that sales and marketing expenses will continue to increase in absolute dollars as we continue to expand our marketing programs and sales force to support our brand awareness, product launches, international expansion and increased focus on major account sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and other personnel related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 41% from $2.2 million for the six months ended June 30, 1998 to $3.0 million for the six months ended June 30, 1999. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage our growth and facilities expansion. We expect that our general and administrative expenses will increase in absolute dollars as we continue to expand our staffing to support expanded operations and facilities, and incur expenses relating to our responsibilities as a public company.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of our common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. We recognized $186,000 for the six months ended June 30, 1998 compared to $133,000 for the six months ended June 30, 1999. The decrease was primarily attributable to the grant of a fully vested option with an exercise price substantially below fair market value during the six months ended June 30, 1998.

    MERGER COSTS. The merger costs of $2.7 million for the six months ended June 30, 1999 relate to the mergers with Bright Tiger and Live Software. The costs include professional fees, facility closings, severance packages and related costs associated with these mergers.

    INTEREST INCOME, NET. Interest income, net of interest expense, increased from $136,000 for the six months ended June 30, 1998 to $803,000 for the six months ended June 30, 1999. The increase was due to interest income earned from the investment of the net cash proceeds from our initial public offering in January 1999.

    PROVISION FOR INCOME TAXES. We have incurred significant operating losses for all periods from inception through June 30, 1999. We have recorded a valuation allowance for the full amount of our net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

YEARS ENDED DECEMBER 31, 1997 AND 1998

REVENUE

    Total revenue increased 174% from $7.8 million for 1997 to $21.4 million for 1998.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 152% from $7.1 million for 1997 to $18.0 million for 1998. The increase was primarily due to an increase in the number of licenses sold to use our software products including HomeSite, which we began selling in March 1997, and ColdFusion Studio, which was released in November 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of our products during the second half of 1997 and the fourth quarter of 1998.

    SERVICES. Revenue from services increased 418% from $655,000 for 1997 to $3.4 million for 1998. The increase was primarily attributable to growth in training revenue resulting from an increase in our installed customer base.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 99% from $973,000 for 1997 to $1.9 million for 1998. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 86% for 1997 to 89% for 1998 was primarily attributable to economies of scale achieved with higher sales volume in 1998.

    COST OF SERVICES. Cost of services increased 179% from $1.5 million for 1997 to $4.1 million for 1998. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from (122)% for 1997 to (19)% for 1998 was primarily attributable to the substantial growth in services revenue.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 61% from $5.0 million for 1997 to $8.0 million for 1998. The increase primarily resulted from salaries associated with newly hired development personnel and product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses increased 117% from $8.8 million for 1997 to $19.1 million for 1998. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 45% from $3.4 million for 1997 to $4.9 million for 1998. The increase was primarily attributable to salaries associated with newly hired personnel and related costs required to manage our growth and facilities expansion. In addition, we incurred a charge of $400,000 in the fourth quarter of 1998 for costs relating to exiting a facilities lease.

    STOCK-BASED COMPENSATION. The amount that the estimated fair market value of our common stock exceeds the exercise price of stock options on the date of grant is recorded as deferred compensation and amortized to stock-based compensation expense as the options vest. We recognized zero and $412,000 of stock based compensation for 1997 and 1998, respectively.

    INTEREST INCOME, NET. Interest income, net of interest expense, decreased from $315,000 for 1997 to $13,000 for 1998. The decrease was primarily due to an increase in interest expense attributable to our capital lease and notes payable obligations.

YEARS ENDED DECEMBER 31, 1996 AND 1997

REVENUE

    Our total revenue increased 230% from $2.4 million for 1996 to $7.8 million for 1997.

    SOFTWARE LICENSE FEES. Revenue from software license fees increased 203% from $2.4 million for 1996 to $7.1 million for 1997. The increase was primarily due to an increase in the number of licenses sold to use our software products including HomeSite, which we began selling in March 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of our products during the second half of 1997 and the introduction of subscription sales in the fourth quarter of 1996.

    SERVICES. Prior to 1997, we provided minimal technical support to our customers and recognized no revenue from such services during 1996. During 1997, we introduced training and fee-based technical support to our customers.

COST OF REVENUE

    COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 316% from $234,000 for 1996 to $973,000 for 1997. The increase in absolute dollars was due to higher unit sales volume. The decrease in software license fee gross margins from 90% for 1996 to 86% for 1997 was primarily attributable to an increase in licensed technology costs and fees paid to third-party agents for order fulfillment.

    COST OF SERVICES. We recognized no revenue from services during 1996. The cost of services incurred during 1997 related to the establishment of our training organization and the hiring of additional technical support personnel.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 349% from $1.1 million for 1996 to $5.0 million for 1997. The increase primarily resulted from salaries associated with newly hired development personnel and product development consulting costs.

    SALES AND MARKETING. Sales and marketing expenses increased 445% from $1.6 million for 1996 to $8.8 million for 1997. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch and brand awareness activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 137% from $1.4 million for 1996 to $3.4 million for 1997. The increase was primarily due to employee salaries associated with the hiring of executive and financial personnel to help manage our growth. We also settled a wrongful termination action with a former employee and agreed to pay the plaintiff a one-time cash settlement of $285,000.

    INTEREST INCOME, NET. Interest income, net of interest expense, increased from $13,000 for 1996 to $315,000 for 1997. The increase was primarily attributable to interest earned on cash received from financing activities during 1997, partially offset by interest expense attributable to our capital lease obligations.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth a summary of our unaudited quarterly operating results for each of the ten quarters in the period ended June 30, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for fair statement of such information when read in conjunction with our financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                        QUARTER ENDED
                                     ------------------------------------------------------------------------------------
                                                                        DEC.                                       DEC.
                                     MAR. 31,   JUNE 30,   SEPT. 30,     31,    MAR. 31,   JUNE 30,   SEPT. 30,     31,
                                       1997       1997       1997       1997      1998       1998       1998       1998
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees............  $ 1,144    $ 1,305     $ 1,889    $2,795   $ 3,599    $ 4,228     $ 4,345    $5,794
  Services.........................       94        118         144       299       493        585       1,158     1,160
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total revenue..................    1,238      1,423       2,033     3,094     4,092      4,813       5,503     6,954
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Cost of revenue:
  Software license fees............      157        186         198       432       421        402         447       667
  Services.........................      146        302         396       608       699        903       1,240     1,215
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total cost of revenue..........      303        488         594     1,040     1,120      1,305       1,687     1,882
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Gross profit.......................      935        935       1,439     2,054     2,972      3,508       3,816     5,072
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Operating expenses:
  Research and development.........      641      1,084       1,580     1,679     1,796      1,806       2,148     2,277
  Sales and marketing..............    1,074      1,390       2,486     3,870     4,110      4,442       5,351     5,232
  General and administrative.......      436        623       1,117     1,234     1,061      1,101       1,159     1,625
  Stock-based compensation.........        0          0           0         0       161         25          34       192
  Merger costs.....................        0          0           0         0         0          0           0         0
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total operating expenses.......    2,151      3,097       5,183     6,783     7,128      7,374       8,692     9,326
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Loss from operations...............   (1,216)    (2,162)     (3,744)   (4,729 )  (4,156)    (3,866)     (4,876)   (4,254)
Interest income (expense), net.....       19         76         116       104        91         45         (35)      (88)
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Net loss...........................  $(1,197)   $(2,086)    $(3,628)   $(4,625) $(4,065)   $(3,821)    $(4,911)   $(4,342)
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Software license fees............     92.4%      91.7%       92.9%     90.3%     88.0%      87.8%       79.0%     83.3%
  Services.........................      7.6        8.3         7.1       9.7      12.0       12.2        21.0      16.7
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total revenue..................    100.0      100.0       100.0     100.0     100.0      100.0       100.0     100.0
                                     --------   --------   ---------   -------  --------   --------   ---------   -------


                                     MAR. 31,   JUNE 30,
                                       1999       1999
                                     --------   --------

STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees............  $ 6,963    $10,761
  Services.........................    1,734      2,314
                                     --------   --------
    Total revenue..................    8,697     13,075
                                     --------   --------
Cost of revenue:
  Software license fees............      456        647
  Services.........................    1,506      1,794
                                     --------   --------
    Total cost of revenue..........    1,962      2,441
                                     --------   --------
Gross profit.......................    6,735     10,634
                                     --------   --------
Operating expenses:
  Research and development.........    2,467      2,897
  Sales and marketing..............    5,666      6,795
  General and administrative.......    1,437      1,606
  Stock-based compensation.........       67         66
  Merger costs.....................        0      2,700
                                     --------   --------
    Total operating expenses.......    9,637     14,064
                                     --------   --------
Loss from operations...............   (2,902)    (3,430)
Interest income (expense), net.....      286        517
                                     --------   --------
Net loss...........................  $(2,616)   $(2,913)
                                     --------   --------
                                     --------   --------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Software license fees............     80.1%      82.3%
  Services.........................     19.9       17.7
                                     --------   --------
    Total revenue..................    100.0      100.0
                                     --------   --------

                                                                        QUARTER ENDED
                                     ------------------------------------------------------------------------------------
                                                                        DEC.                                       DEC.
                                     MAR. 31,   JUNE 30,   SEPT. 30,     31,    MAR. 31,   JUNE 30,   SEPT. 30,     31,
                                       1997       1997       1997       1997      1998       1998       1998       1998
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
                                                                        (IN THOUSANDS)
Cost of revenue:
  Software license fees............     12.7       13.1         9.7      14.0      10.3        8.3         8.1       9.6
  Services.........................     11.8       21.2        19.5      19.6      17.1       18.8        22.6      17.5
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total cost of revenue..........     24.5       34.3        29.2      33.6      27.4       27.1        30.7      27.1
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Gross profit.......................     75.5       65.7        70.8      66.4      72.6       72.9        69.3      72.9
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Operating expenses:
  Research and development.........     51.7       76.1        77.7      54.3      43.9       37.5        39.0      32.7
  Sales and marketing..............     86.8       97.7       122.3     125.1     100.4       92.3        97.2      75.2
  General and administrative.......     35.2       43.8        54.9      39.9      25.9       22.9        21.1      23.4
  Stock-based compensation.........      0.0        0.0         0.0       0.0       3.9        0.5         0.6       2.8
  Merger costs.....................      0.0        0.0         0.0       0.0       0.0        0.0         0.0       0.0
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
    Total operating expenses.......    173.7      217.6       254.9     219.3     174.1      153.2       157.9     134.1
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Loss from operations...............    (98.2)    (151.9)     (184.1)   (152.9 )  (101.5)     (80.3)      (88.6)    (61.2)
Interest income (expense), net.....      1.5        5.3         5.7       3.4       2.2        0.9        (0.6)     (1.3)
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
Net loss...........................    (96.7)%   (146.6)%    (178.4)%  (149.5 )%   (99.3)%   (79.4)%     (89.2)%   (62.5)%
                                     --------   --------   ---------   -------  --------   --------   ---------   -------
                                     --------   --------   ---------   -------  --------   --------   ---------   -------


                                     MAR. 31,   JUNE 30,
                                       1999       1999
                                     --------   --------

Cost of revenue:
  Software license fees............      5.3        5.0
  Services.........................     17.3       13.7
                                     --------   --------
    Total cost of revenue..........     22.6       18.7
                                     --------   --------
Gross profit.......................     77.4       81.3
                                     --------   --------
Operating expenses:
  Research and development.........     28.4       22.2
  Sales and marketing..............     65.1       52.0
  General and administrative.......     16.5       12.3
  Stock-based compensation.........      0.8        0.5
  Merger costs.....................      0.0       20.5
                                     --------   --------
    Total operating expenses.......    110.8      107.5
                                     --------   --------
Loss from operations...............    (33.4)     (26.2)
Interest income (expense), net.....      3.3        3.9
                                     --------   --------
Net loss...........................    (30.1)%    (22.3)%
                                     --------   --------
                                     --------   --------

    Our total revenue has increased each consecutive quarter during the ten fiscal quarters ending June 30, 1999, as a result of market acceptance of our products and diversification of our sales channels, including expansion of our direct sales force and relationships with domestic and international distributors. Services revenue has generally increased along with increases in our installed customer base. Cost of revenue from software license fees has fluctuated as a percentage of revenue from software license fees primarily due to growth in the indirect distribution channel, use of licensed technology and economies of scale gained from increased license volume. Cost of services revenue increased quarter to quarter in absolute dollars primarily due to increases in personnel and related costs for customer support and training.

    Operating expenses increased in each quarter, reflecting increased spending on developing, selling, marketing and supporting our products, as well as building our market presence. Research and development costs have increased as a result of higher personnel and consulting costs associated with enhancing existing products and developing new products. Sales and marketing expenses increased as a result of hiring additional sales and marketing personnel and an increase in marketing program costs. General and administrative expenses increased throughout 1997 primarily due to the hiring of our executive and financial staff and support personnel, increased use of outside services during the second half of 1997 and a legal settlement. The increase during the fourth quarter of 1998 was related to costs associated with exiting a facilities lease. Merger costs incurred during the second quarter of 1999 were related to our two acquisitions, each of which was recorded as a pooling of interests.

    Our operating results have varied on a quarterly basis during our short operating history and are expected to fluctuate significantly in the future. A variety of factors, many of which are outside of our control, may affect our quarterly operating results. These factors include:

    - the evolution of the market for Web application servers and packaged e-business applications;

    - market acceptance of our products;

    - our success and timing in developing and introducing new products and enhancements to existing products;

    - market acceptance of products developed by competitors;

    - changes in our pricing policies or the pricing policies of our competitors;

    - an increase in the length of our sales cycle;

    - changes in customer buying patterns;

    - customer order deferrals in anticipation of our new products and product enhancements or our competitors' products and product enhancements;

    - market entry by new competitors;

    - development and performance of our distribution channels;

    - general economic conditions; and

    - economic conditions specific to Internet-related industries.

LIQUIDITY AND CAPITAL RESOURCES

    In January 1999, we sold 2,875,000 shares of our common stock through an initial public offering. Net proceeds from the offering were $52.3 million after deducting underwriting discounts, commissions and offering expenses. Prior to our initial public offering, we funded our operations primarily through net cash proceeds from private placements of preferred stock. At June 30, 1999, we had cash, cash equivalents and short-term investments of $53.5 million, up from $3.7 million at December 31, 1998.

    Cash used for operating activities for 1998 was $9.2 million, primarily due to a net loss of $17.1 million, partially offset by increases in accrued expenses and deferred revenue. Cash used for operating activities for the six months ended June 30, 1999 was $228,000, primarily relating to a net loss of $5.5 million, offset by increases in accrued expenses and deferred revenue.

    Cash provided by investing activities for 1998 was $1.5 million, primarily relating to a decrease in short-term investments, partially offset by property and equipment purchases. Cash used for investing activities for the six months ended June 30, 1999 was $34.9 million, primarily relating to an increase in purchases of short-term investments.

    Cash provided by financing activities for 1998 was $3.8 million, primarily due to the issuance of notes payable and promissory notes, the exercise of common stock options and the issuance of preferred stock. Cash provided by financing activities for the six months ended June 30, 1999 was $51.4 million, primarily due to common stock issuances.

    As of June 30, 1999, our primary commitments consisted of obligations related to operating leases, $1.3 million of notes payable under equipment lines and $332,000 of capital lease obligations.

    In April 1999, we completed a merger with Bright Tiger by issuing 288,583 shares of our common stock for all of the issued and outstanding equity securities of Bright Tiger. In connection with the merger, we assumed and paid off Bright Tiger debt obligations totaling $2.6 million. In June 1999, we completed a merger with Live Software by issuing approximately 528,376 shares of our common stock for all of the issued and outstanding equity securities of Live Software.

    We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan, particularly research and development and sales and marketing expenses. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from this offering together with our current cash, cash equivalents and short-term investments will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the foreseeable future.

RECENT DEVELOPMENTS

    For the month of July 1999, our unaudited consolidated results, including acquired businesses, reflected revenue of approximately $4.7 million and a net loss of approximately $400,000. Financial information for July is being disclosed to comply with pooling of interest requirements. The results for July are not necessarily indicative of our operating results for our third fiscal quarter of 1999 or any other future period.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Because ColdFusion and JRun do not involve data storage, the ability of a Web application built with ColdFusion or JRun to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. If ColdFusion or JRun is connected to a database that is not Year 2000 compliant, the information received by the application may be incorrect. Although we believe that the current releases of our products are Year 2000 compliant, there can be no assurance that Web applications developed using our products will comply with Year 2000 requirements.

    Some of our customers and potential customers have implemented policies that prohibit or discourage changing their internal computer systems until after January 1, 2000. Our revenue may suffer if potential customers delay the purchase of our products until after January 1, 2000. Purchasing decisions may be delayed as potential customers halt development of their internal computer systems or use their information technology budgets to address Year 2000 issues. If potential customers delay purchasing or implementing our products in preparation for the Year 2000 problem, our business could be seriously harmed. Year 2000 complications may disrupt the operation, viability or commercial acceptance of the Internet, which could have a material adverse impact on our business, operating results and financial condition.

    With respect to our primary internal software systems, we have received either written confirmations from our software vendors that the software it installed is Year 2000 compliant or is in the process of installing available software upgrades to achieve Year 2000 compliance. Based on the foregoing, we currently have no reason to believe that our internal software systems will not be Year 2000 compliant by September 30, 1999. To date, we have not incurred significant incremental costs in order to comply with Year 2000 requirements and do not believe we will incur significant incremental costs in the foreseeable future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on our business, operating results and financial condition.

    We rely on third party vendors which may not be Year 2000 compliant for certain equipment and services. In addition, many of our distributors are dependent on commercially available operating systems, which may be impacted by Year 2000 complications. To date, we have not conducted a Year 2000 review of our vendors or distributors. If systems maintained by our vendors or distributors fail to operate properly with regard to the Year 2000 and thereafter, we could incur significant, unanticipated expenses to remedy any problems or replace affected vendors, which could reduce our revenue from our indirect distribution channel and could have a material adverse effect on our business, operating results and financial condition.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

    In February 1998, the AcSEC issued SoP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We adopted SOP 98-1, January 1, 1999, and we do not expect our adoption of SOP 98-1 to have a material effect on our financial condition or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, Reporting on the Costs of Start-Up Activities. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for our fiscal 1999 financial statements and we do not expect our adoption of SoP 98-5 to have a material effect on our financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of June 30, 1999, we were exposed to market risks which primarily include changes in U.S. interest rates. We maintain a significant portion of our cash, cash equivalents and short-term investments in financial instruments with purchased maturities of 12 months or less. We do not hold derivative financial instruments or equity securities in our investment portfolio. Our cash equivalents and short-term investments consist of high quality corporate and government debt. These financial instruments are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of these financial instruments, an immediate increase in interest rates would not have a material effect on our financial condition or results of operations.

                                    BUSINESS

ALLAIRE

    We develop, market and support Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Our products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers. With the introduction of our new Allaire Spectra product later this year, we will provide both a Web application server and advanced content management, commerce and personalization capabilities in a packaged e-business application. Our products are designed to enable businesses such as Williams-Sonoma, Kaiser Permanente and autobytel.com to build and manage large-scale, content-rich, transaction-oriented Web sites and applications.

INDUSTRY OVERVIEW

    GROWTH OF THE INTERNET

    The Internet has experienced dramatic growth, both in terms of the number of users and as a means of conducting business transactions, and is expected to continue to grow rapidly. International Data Corporation estimates that the number of Internet users will increase from 196 million in 1999 to 502 million in 2003. The emergence of the Internet has enabled new online business models and spurred the development and deployment of Web applications to facilitate business interactions that were not practical to address with traditional computing systems. The Internet has created a public infrastructure that enables companies to market and sell their products and services to customers through e-business applications. International Data Corporation estimates that the volume of commerce over the Internet will increase from approximately $111 billion in 1999 to approximately $1.3 trillion by 2003.

    As the number of companies conducting business online has increased, the Internet has become a highly competitive business environment. A growing number of companies are building Web applications that perform a combination of marketing, sales and operational functions. At the same time, the Internet promotes competition in markets and makes it easy for customers to locate and transact business with competitive vendors. As a result, companies are seeking to differentiate themselves from their competitors by developing increasingly sophisticated capabilities for conducting business transactions online and managing product marketing content. This content is increasingly delivered to Web users in a form that is targeted to their personal interests and defined by their past interactions with the site. The increasing use and sophistication of Web applications has created a corresponding need for Web application servers required to host them. It also has increased demand for packaged e-business applications with advanced content management, commerce and personalization capabilities.

    WEB APPLICATION SERVERS

    A Web application server is a software program that hosts Web applications and enables access to these applications through Web browsers, client hardware devices and other applications. A Web application server also enables hosted applications to access a company's servers and other internal systems. The Web application server is the software technology that is central to the Web as a computing platform, much as the operating system is the software technology that is central to the desktop computing platform. According to Forrester Research, the market for Web application servers will triple from $692 million in 1999 to $2.1 billion in 2002. We believe that the central technology role of Web application servers places leading Web application server vendors in a strong position to sell related software products. This additional software includes development tools, management products and packaged e-business applications.

    PACKAGED E-BUSINESS APPLICATIONS

    Packaged e-business applications enable companies to dynamically deliver information and transactional capabilities to a broad group of users, including customers, vendors and employees. By offering dynamic content and the ability to execute business transactions over the Internet, e-business applications can provide each user with customized information while reducing the cost of each business transaction. These capabilities differentiate e-business applications from mainframe, desktop and client-server applications. More companies are seeking to gain a competitive advantage by deploying applications with sophisticated content management, commerce and personalization capabilities. An International Data Corporation report estimates that the market for e-business applications will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

    INDUSTRY CHALLENGES

    Companies are deploying Web application servers and packaged e-business applications to address a broad range of business needs. Applications range from corporate e-business Web sites with millions of visitors per day to intranet applications designed to share information among a small number of co-workers. The Web's open standards and the low cost of deploying Web applications promote the creation of a greater variety of applications than would be practical using mainframe, desktop or client-server technologies. A Web application server must be both highly functional and affordably priced to make this wide range of Web application deployments economically feasible.

    Successful Web application servers and Web applications must not only be based on standards that are specific to the Web but also must be open and easily integrated with older computer technologies. Standard Web protocols such as HTTP, HTML and XML, form the core of Web application technology. These protocols evolved independently, rather than from mainframe, desktop or client-server technologies. To be successful, Web-based applications must be able to integrate with a company's existing hardware and software systems, such as databases, directories, messaging servers and transaction monitors. At the same time, Web application servers should not be built around older computer platform standards, which many large platform vendors have attempted to do by extending mainframe, desktop or client-server technologies to the Web.
    To date, few Web application server products have achieved broad market acceptance. Broad and sustained acceptance of a product promotes market entry by technology vendors and service providers offering complementary products and professional services to customers. Broad customer and developer support enhances a vendor's ability to launch new products and product versions by improving the quality of pre-release customer testing, by enhancing the vendor's ability to secure reference customers prior to a new product's release, and by helping to ensure widespread customer awareness and availability of new products through the vendor's distribution channel.

    As competition among companies conducting business online increases, those companies are becoming increasingly focused on speeding the development and deployment process. Cutter Information Corporation estimates that 72% of Web application development projects have a schedule of six months or less, and 14% have a schedule of less than a month. As a consequence, Web application servers and packaged e-business applications must contain features, such as visual tools, templates and wizards, which promote productive development and simplify deployment. The graphical, content-rich and data-intensive nature of e-business applications requires the involvement of a variety of programmers. These programmers include enterprise systems specialists, database developers and application programmers as well as a variety of non-traditional contributors such as Web page designers, multi-media designers and video producers. To ensure productive Web application development and deployment, the Web application server must provide appropriate tools to each set of participants, while preserving the integrity of the application and coordinating the efforts of geographically-dispersed, multi-disciplinary teams.

THE ALLAIRE SOLUTION

    We are a leading provider of Web application servers and related software products that enable organizations to move their businesses to the Web. Our ColdFusion, JRun and HomeSite products and related services offer companies the following benefits:

    - An enterprise class, competitively-priced Web application server, which acts as the platform for the rapid development and deployment of scalable e-business applications. To date, over 35,000 copies of our ColdFusion Web application server have been licensed.

    - Open, extensible application server technology based on Web standards, such as HTML, XML and Java, that enables integration of a large number of enterprise information systems technologies. Unlike many other vendors, we offer Web application servers and other products that are not constrained by a need to support or promote a particular legacy technology.

    - Web-specific technology innovations designed to speed Web application development and deployment, such as ColdFusion Markup Language, JavaServer Pages and Web Distributed Data eXchange, and a large number of additional product features that increase the speed of Web application development.

    - A broad and growing group of developers, technology partners, direct and indirect distributors, systems integrators and other professionals that support and extend the use and functionality of our products through complementary products and high-quality design, implementation, training and support services.

The introduction of our Allaire Spectra product later this year will provide companies with advanced content management, commerce and personalization capabilities in a packaged e-business application deployed on our ColdFusion Web application server.

ALLAIRE STRATEGY

    Our goal is to be the leading provider of Web application servers and packaged e-business applications for the development and deployment of sophisticated e-business Web sites and applications. Key elements of our strategy to attain this goal are:

    MAKE ENTERPRISE CLASS PRODUCTS THAT ARE EASY TO USE AND AFFORDABLE. We believe that we have become a leader in the Web application server market by providing enterprise class products that have high performance, scalability and security, but that are much easier to use and cost significantly less than products available from most other vendors. Because our products are easier to use and cost less than other products, they can be adopted by a larger number of businesses to develop and deploy a wider variety of applications. We intend to continue to sell easy-to-use, high-quality products at affordable prices to capture a significant portion of the Web application server market.

    MAXIMIZE PRODUCT ADOPTION. We have established significant market presence for our Web application products by making components of our technology freely and widely available. Non-commercial versions of our ColdFusion, JRun and HomeSite products are available for free electronic distribution and are also distributed by original equipment manufacturers. By promoting access to our technology, we seek to associate the Allaire brand with high-quality, highly-productive Web application products, and to encourage users to progress from free versions to commercial products.

    LEVERAGE LEADERSHIP POSITION IN WEB APPLICATION SERVER MARKET. We intend to continue to introduce new products, such as Allaire Spectra, that complement our Web application server products. We believe that, as a leader in the Web application server market, we have a competitive advantage over vendors that have sold fewer products. We believe that the broad customer base and developer support of our Web application servers enhance our ability to introduce complementary products.

    CONTINUE TO SUPPORT OPEN WEB STANDARDS. We architected our products to be open by supporting development for key Web application platforms and technologies, as well as key enterprise and client-server standards. We have helped to introduce innovative technologies for Web application development and deployment, such as CFML, WDDX and JavaServer Pages, that are used by large numbers of Web developers. We intend to continue to develop innovative Web technologies to meet changing customer requirements and to enable our customers to preserve their investments in existing computer systems without compromising Web application server functionality or performance.

    EXPAND CHANNEL DISTRIBUTION. To maximize the effectiveness of our sales and marketing resources, we intend to continue to expand the depth and breadth of our channel distribution. We believe that increasing the dollar amount of the sales opportunities handled by our indirect channel distribution will increase the strength and motivation of our channel while allowing our direct sales force to focus on increasingly larger sales to Fortune 1000 companies and other major organizations.

    ENHANCE CO-SELLING RELATIONSHIPS WITH SYSTEMS INTEGRATORS. We intend to continue to develop our relationships with systems integrators and other Web consultants that implement e-business applications using our Web application products. By providing significant opportunities to these firms to generate consulting revenue, we believe that they will promote our products over those sold by competing vendors that seek to keep implementation and consulting services revenue for themselves. The substantial resources of systems integrators and Web consultants help ensure the successful development and deployment of our customers' e-business applications.

    WIN ENTERPRISE STANDARDS DECISIONS. As companies invest in Web application servers and related software products, their purchasing decisions more often require approval of a vendor's technology as a company-wide standard. We intend to expand the support and coverage of these accounts within our direct sales force, and to continue to present the business advantages of adopting our technology as a company-wide standard.

PRODUCTS

    Our products enable companies and other organizations to develop and deploy sophisticated e-business applications. The discussion and chart below describe our products.

COLDFUSION

    COLDFUSION SERVER. ColdFusion Server is an open, scalable and secure Web application server. Web applications built with ColdFusion range from simple, database-driven pages to large-scale, content-rich, transaction-oriented Web sites. ColdFusion Server is available in two editions, Professional and Enterprise, running on Windows NT. The Enterprise edition also runs on Sun Solaris and HP-UX. ColdFusion Server has won the following awards:

    - 1999 PC Magazine's Editors' Choice Award;

    - 1998 Codie Award for software excellence from the Software Publishers Association;

    - "Best of Show Award" at the 1998 Fall Internet World;

    - CNET's builder.com 1998 Product Award; and

    - Network World Blue Ribbon Award.

    COLDFUSION STUDIO. ColdFusion Studio is the integrated development environment for ColdFusion Server. Based on HomeSite, ColdFusion Studio allows developers to preserve development skills as well as individual projects as they move from developing static Web pages and sites to interactive Web sites and Web applications. ColdFusion Studio runs on Microsoft Windows NT, Windows 95 and Windows 98.

JRUN

    JRun provides companies with a system for deploying Web applications based on Java Servlets and JavaServer Pages. Java Servlets are Web application components written in the Java programming language, a language developed by Sun Microsystems. JavaServer Pages is a Web application scripting language that allows developers to create dynamic Web pages and applications that are independent of hardware and server environments. JRun allows developers to deploy server-side Java to leading Web servers, including Microsoft's IIS, Netscape's Enterprise Server and Apache. Java addresses the needs of more advanced, object-oriented system programmers. By adding Java technologies to our product line, JRun expands the number of projects and developers that can take advantage of our Web application platform. JRun runs on any software platform that supports Java. JRun won the 1998

WebTechniques' Best Java Tool award and was a finalist for the 1998 JavaWorld's Best Servlet Tool award.

HOMESITE

    HomeSite is a leading HTML design tool, which is principally used for the creation of Web pages. HomeSite runs on Microsoft Windows NT, Windows 95 and Windows 98. HomeSite has won a large number of industry awards as a leading HTML design tool.

ALLAIRE SPECTRA

    Allaire Spectra, which we expect to release later this year, is a packaged e-business application for building and managing large-scale Web sites and applications that require advanced content management, commerce and personalization capabilities. Allaire Spectra will provide systems administrators, Web developers and users with the necessary pre-built software components and visual tools to deploy and manage large-scale Internet portals, e-commerce sites and corporate-wide Web systems. Applications built with Allaire Spectra will run on the ColdFusion application server. Allaire Spectra was announced on July 21, 1999 and is currently in product testing. In August 1999, the pre-release version of Allaire Spectra won the InternetWorld Australia Best of Show award.

          PRODUCT
  (SUGGESTED LIST PRICE)             DESCRIPTION             TYPICAL APPLICATIONS             TARGET USERS
---------------------------  ---------------------------  ---------------------------  ---------------------------

ColdFusion Server            Licensed for four            Business intranets and       Large enterprises
  Professional ($1,295)      processors and allows an     extranets                    Large systems integrators
                             unlimited number of          Field office extranets       New Web-based businesses
                             concurrent users             Single server applications   Internet service providers
                             Features include open state  using a relational database
                             repository and shared
                             server security
                             Access to any ODBC and
                             OLE-DB data source

ColdFusion Server            Licensed for eight           High-volume,                 Large enterprises
  Enterprise ($3,495)        processors and allows an     business-critical commerce   Large systems integrators
                             unlimited number of          sites and applications       New Web-based businesses
                             concurrent users             Enterprise intranet          Internet service providers
                             Includes all Professional    applications
                             features, plus features      Enterprise applications
                             required for large scale     requiring native database
                             applications, including      drivers or CORBA
                             clustering, load balancing
                             and automatic failover and
                             CORBA support
                             IBM DB2, Informix, Oracle
                             and Sybase native database
                             drivers

ColdFusion Studio ($395)     An integrated development    Business systems (human      Web application developers
                             environment with a number    resources, financial,        Enterprise and
                             of visual tools for          customer support)            client-server programmers
                             creating Web applications    Electronic commerce          HTML and desktop database
                             Includes the award-winning   (stores,                     developers
                             HomeSite HTML design tool    business-to-business)        Development team managers
                             Features include             Dynamic content publishing
                             interactive debugging,       (document management,
                             remote development           dynamic news and
                             capabilities and one-step    personalized information)
                             deployment                   Collaboration (discussion,
                             Team development support     project and workflow
                                                          management)

          PRODUCT
  (SUGGESTED LIST PRICE)             DESCRIPTION             TYPICAL APPLICATIONS             TARGET USERS
---------------------------  ---------------------------  ---------------------------  ---------------------------

JRun Pro ($595)              Supports any number of       Corporate Internet,          Java developers
                             processors and allows an     intranet, and extranet       Large enterprises
                             unlimited number of          sites that utilize Java as   Large systems integrators
                             concurrent users             their primary development    New Web-based businesses
                             Features full support for    architecture
                             Java Servlets and            Enterprise Web applications
                             JavaServer Pages             requiring connectivity to
                             Licensed per processor       CORBA, Enterprise Java
                                                          Beans and other distributed
                                                          environments

JRun Pro Unlimited ($1,995)  Includes all Pro features,   High-volume,                 Large enterprises
                             plus the ability to use any  business-critical commerce   Large systems integrators
                             number of concurrent Java    sites and applications       New Web-based businesses
                             Virtual Machines             utilizing a large number of  Internet service providers
                             Licensed per machine         processors and/or Java
                                                          Virtual Machines

HomeSite (Electronic         HTML page design and Web     High-quality static          Web site developers
  Version $89; Packaged      site development tool        corporate Web sites          Web development team
  Version $99)               Features an intuitive                                     managers
                             graphical interface

TECHNOLOGY

    We develop, market and support Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Our products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers.

OPEN INTEGRATION

    At the core of our Web application technology is the ColdFusion Web application server. Our application server technology is built on an open architecture, which can be deployed on Windows 98/NT, Sun Solaris or HP-UX. This openness ensures that a customer can switch core operating system platforms and maintain the same core application server technology. Our open architecture supports native, high-performance connectivity into major enterprise databases, such as Oracle, Sybase, SQL Server, Informix and IBM DB2. Our application server technology supports major distributed computing standards, including DCOM, CORBA, Java and Enterprise Java Beans. This support enables existing legacy corporate applications infrastructure to be extended into Internet-based systems. Additionally, all major Internet protocols and key enterprise information systems, including messaging servers, directory servers, file servers and other network technology, are supported.

SCALABLE, SECURE DEPLOYMENT

    To successfully support high-volume sites and transaction-intensive applications, a Web application platform requires high performance, availability and scalability from a Web application server. Our application server technology provides a high degree of cross-platform performance and fault-tolerance from individual servers and multiple server clusters. ColdFusion application server runs as a 32-bit multi-threaded system service, which permits applications to experience an increase in processing performance as processors are added to the server. Clusters of multiple servers significantly enhance an application's availability and scalability. Using technology that we acquired in connection with our merger with Bright Tiger, we have enhanced our load balancing and failover technologies. ColdFusion automatically balances load among servers deployed in a cluster, so that performance is optimized. ColdFusion permits a cluster deployment to store client state information in a shared repository, so it will not be lost when a server fails. If any machine in the cluster fails or is heavily loaded, ColdFusion automatically transfers its responsibilities to one of the remaining servers. Because ColdFusion clusters use a software-based system for load balancing and failover there is no single point of failure.

    Our application server technology also provides a set of features for securely deploying applications. Principal among these is the ability of ColdFusion to restrict access to specific resources needed to run an application, including directories, files, databases and components. Therefore, multiple applications on the same server cannot access another application's resources. Other security features include authentication and encryption for e-business Web applications. The application server security technology also provides a set of tools for authenticating end users, and tracking their interaction with a Web system. This technology forms a foundation for personalized customer experiences and rich business intelligence. Additionally, this security technology meets the needs of hosting and application server provider companies, which require robust security to host multiple, outsourced corporate Web sites and business applications on a shared infrastructure. We license portions of this security technology from a third party.

MULTI-LANGUAGE DEVELOPMENT

    Our application server technology supports multiple programming language technologies and models. At the core of ColdFusion is the ColdFusion Markup Language, or CFML, which provides developers with a highly-productive, tag-based scripting model that tightly integrates with Web-based programming languages such as HTML and XML.

    As a result of our merger with Live Software, we acquired JRun, a server-side Java programming environment. JRun provides developers with a system for deploying Web applications based on Java Servlets and JavaServer Pages--a standards-based model for deploying Java on Web application servers. Java addresses the needs of more advanced, object-oriented system programmers. By integrating Java technologies such as Java Servlets and JavaServer Pages into our technology, we have expanded the range of projects and developers that can use our products.

PRODUCTIVE DEVELOPMENT AND MANAGEMENT

    In addition to our innovative approaches to Web-based programming languages, we offer a wide range of visual development tools. We believe that company-wide adoption of the Web requires rich productivity tools for system administrators, developers, designers, and business users and managers. Our visual tools include HomeSite, an HTML design tool, and ColdFusion Studio, our ColdFusion rapid application development tool.

    Additionally, our Allaire Spectra product will include a Web-based productivity tool for business users and managers to assist them in managing content, controlling business workflow and using decision support tools to analyze their Web-based sales and marketing activities.

PACKAGED E-BUSINESS APPLICATIONS

    Allaire Spectra will consist of three core components: the ContentObject API, the core solution services and a Web-based productivity tool. The ContentObject API is an XML-based object programming system and content repository. It will allow companies to model their Web business technology and data using an object-based programming model, implemented in ColdFusion, and to store their Web information in an XML-based content repository. This technology will help companies build an extensible and reusable information management solution and syndicating content and applications across the Internet.

    The six core solution services of Allaire Spectra will be:

    - Content management--a system for managing content infrastructure;

    - Workflow and process automation--a set of services for building custom workflow templates and process automation;

    - Role-based security--an open authentication framework to assign users and groups to activities and processes;

    - Personalization--a three-tier model that supports user profiling, rules-based dynamic targeting and the integration of third party personalization engines;

    - Business intelligence--a model of logging, measuring and reporting user activities; and

    - Syndication--a set of XML-based capabilities for extending Web business to Internet partners or site affiliates.

    The final core technology in Allaire Spectra will be a Web-based user interface and productivity tool, which will provide business users and managers with a simple user interface for managing content, workflow, business rules and decision support and analysis tools.

INTERNET MIDDLEWARE AND XML

    In addition to our tools, application servers and packaged e-business applications, we have developed a core technology aimed at supporting business-to-business commerce and application syndication. The Web Distributed Data eXchange, or WDDX, was developed to support the integration of business systems across the Internet. WDDX was released in late 1998 as an open source technology, freely available from a separate Web site, www.wddx.org. Since its release, more than 10,000 developers have downloaded a software development kit for using WDDX. Several major software programming languages now support WDDX, including Perl, Java, ASP, JavaScript, PHP and Python.

    WDDX provides a module for each language that will automatically serialize or translate the native data structures into an abstract representation in XML. This technology is designed to simplify the integration of business systems over the Internet. We intend to foster broad adoption of the technology, and have incorporated it directly into our own platforms, including extensive use within Allaire Spectra for enabling business-to-business commerce applications.

RESEARCH AND DEVELOPMENT

    We devote a substantial portion of our resources to developing new products and product features, extending and improving our products and technology, and strengthening our technological expertise. Our research and development expenditures were $5.0 million in 1997, $8.0 million in 1998 and $5.4 million in the six months ended June 30, 1999. We intend to continue to devote substantial resources toward research and development. As of June 30, 1999, we had 65 employees engaged in research and development activities. We must hire additional skilled software engineers to continue to increase our research and development efforts. Our business, operating results and financial condition could be adversely affected if we are not able to hire and retain the required number of engineers.

SALES, MARKETING AND DISTRIBUTION

    We market and sell our products and services to businesses using a combination of direct and indirect distribution channels, including a corporate sales force, domestic and international distribution, electronic commerce and sales through business partners. The percentage of our total revenue generated through our indirect distribution channel was 28% in 1997, 44% in 1998 and 49% in the six months ended June 30, 1999. As of June 30, 1999, we had 79 sales and marketing employees worldwide.

    CORPORATE SALES FORCE. Our corporate account sales force focuses on sales to institutional customers worldwide. Corporate account sales can be filled either directly by our sales force or through our indirect channel partners. The corporate account sales force is comprised of field representatives and telesales representatives. The field representatives market and sell to corporate, government and higher education institutional customers primarily interested in application server products for e-business applications. The telesales representatives qualify, develop and pursue leads generated from inquiries on our Web site, from seminars and from downloads of our products. We intend to add a significant number of additional field representatives over the next 12 months.

    INDIRECT DISTRIBUTION. We have a number of domestic and international distributors and resellers that market and sell our products. As of June 30, 1999, we had 21 distributors in North America, Europe and Asia Pacific, including Ingram Micro and Mitsubishi. In addition, as of June 30, 1999, we had over 500 corporate and catalog resellers, original equipment manufacturers and value-added resellers. None of our distribution partners have exclusive distribution rights.

    ELECTRONIC COMMERCE. Our Web site allows visitors to download, evaluate and purchase our products. A number of third-party electronic commerce sites, including Beyond.com, Intraware.com, JapanMarket.com and RealStore.com, distribute commercial copies of our products for delivery by direct download. Electronic distribution provides us with a low-cost, globally accessible, 24-hour sales channel.

    ALLAIRE ALLIANCE. We believe that establishing a large community of active users of our products and technology is critical to our success. To further the development of this community, we have established the Allaire Alliance program. Allaire Alliance members include Web developers, application vendors and systems integrators. Allaire Alliance members also include the distributors, corporate and catalog resellers, original equipment manufacturers and value-added resellers referenced above. We typically enter into written agreements with Allaire Alliance members. These agreements typically do not provide for firm financial commitments from the member, but are intended to establish the basis upon which the parties will work together to achieve mutually beneficial objectives.

    PRODUCT MARKETING PROGRAMS. We engage in a broad range of product marketing activities, including sponsoring seminars for potential customers, providing product information through our Web site and promoting special events. During 1998, we held 108 seminars in 46 cities, and during the six months ended June 30, 1999, we held 52 seminars in 33 cities. Our product marketing programs are aimed at informing customers of the capabilities and benefits of our products and services and stimulating demand across all market segments. Certain programs are designed to encourage independent software developers to develop products and applications that are compatible with our products and technology.

    BRANDING STRATEGY. We continue to develop market awareness of the "Allaire" brand. Our branding strategy includes participating in trade shows and conferences, promoting special events and advertising our products and services in print and electronic media.

CUSTOMERS

    Our products are marketed and distributed to a diverse group of customers, ranging from small, independent consultants and Internet presence providers to Fortune 1000 businesses and other large organizations. Many of our customers are global organizations that use our products to create Web sites and Web applications with electronic commerce, content management and personalization capabilities for Internet, intranet and extranet use. End user customers from which we recognized in excess of $25,000 in revenue during 1999 include the following:

AT&T
Bank of America
Bell Atlantic
Boeing
Booz, Allen & Hamilton
Carlson Companies
Caterpillar
Cheap Tickets
GTE
Hewlett-Packard
Kaiser Permanente

Lockheed Martin
Merrill Lynch
Nortel
Toys 'R' Us
Travelers Insurance Company
UUNet Technologies
Viacom
Visa International

    Revenue from customers outside North America, primarily Asia and Europe, as a percentage of our total revenue, was 19% in 1997, 13% in 1998 and 11% in the six months ended June 30, 1999. Sales to Ingram Micro accounted for 28% of our total revenue in 1998 and 37% in the six months ended June 30, 1999. No single customer accounted for 10% or more of our total revenue in 1997.

SUPPORT AND PROFESSIONAL SERVICES

    We offer a broad range of support and training services to our customers. We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. Our customers have a broad choice of support options depending on the level of service desired. We maintain a technical support hotline staffed by engineers from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday, from our corporate office in Cambridge, Massachusetts. Internationally, distribution partners provide telephone support to customers with technical assistance from us. Our support staff also responds to e-mail inquiries. We track support requests through a series of customer databases, including current status reports and historical customer interaction logs. We use customer feedback as a source of ideas for product improvements and enhancements.

    We also provide training and consulting to assist our customers in the development and deployment of e-business applications using our products. As of June 30, 1999, we had 31 technical support engineers and professional service employees.

COMPETITION

    The Web application products market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Primary competitors in the high end of the market include large Web and database platform companies that offer a variety of software products, such as IBM, Oracle and Sun Microsystems. In addition, we compete against a number of companies that offer Web application servers, such as BEA Systems, Bluestone and SilverStream Software. These companies generally sell their products at significantly higher prices than our products. In the middle range of the market, where product prices are generally lower, we compete primarily against Microsoft. Our Allaire Spectra product will experience competition from a number of companies that have introduced or are developing e-business applications that focus on the high-end e-business market, such as Vignette and BroadVision.

    We believe that additional competitors may enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, operating results and financial condition. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing and other resources than we do. Therefore, they may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If competitors were to bundle competing products with their products, the demand for our products might be substantially reduced and the our ability to distribute our products successfully would be substantially diminished.

    Competitive factors in the Web application products market include:

    - the quality and reliability of software;

    - cost per user;

    - application server scalability, availability and performance;

    - productivity features for creating, editing and adapting content;

    - ease of use and interactive user features; and

    - compatibility with the user's existing network components and software systems.

    To expand our customer base, we must continue to innovate and improve the performance of our products. We anticipate that consolidation will continue in the Web application products market and related markets such as computer software, media and communications. Consequently, competitors may be acquired by, receive investments from or enter into other commercial relationships with, larger, well-established and well-financed companies.

INTELLECTUAL PROPERTY

    Our success and competitiveness are dependent to a significant degree on the protection of our proprietary technology. We rely primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and trade secrets. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise attain and use our intellectual property or trade secrets without authorization. In addition, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of some jurisdictions. Moreover, the laws of other countries in which we market our products may afford us little or no effective protection of our intellectual property. There can be no assurance that the precautions taken by us will prevent misappropriation or infringement of our technology. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. Our failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, operating results and financial condition.

    In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. We license some of our proprietary rights to third parties, and there can be no assurance that such licensees will not fail to abide by compliance and quality control guidelines with respect to such proprietary rights or take actions that would materially adversely affect our business, operating results and financial condition.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on our business, operating results and financial condition.

    We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of them which are confidential when filed, with regard to similar technologies. If we were to discover that one or more of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, or that any licenses would be available on commercially reasonable terms.

    We pursue the registration of some of our trademarks and service marks in the United States and in some other countries, although we have not secured registration of all of our marks. We have registered United States trademarks for "HomeSite", "Cold Fusion" and a related design for "Bright Tiger". A significant portion of our marks contain the word "Fusion", such as ColdFusion. We are aware of other companies that use "Fusion" in their marks alone or in combination with other words, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example,

NetObjects markets its principal products for designing, building and updating Web sites under the names "NetObjects Fusion" and "NetObjects Team Fusion."

    We currently license technology from third parties that we incorporate into our products. Examples include licenses for the following:

    - visual editing technology from Microsoft;

    - security technology from Netegrity; and

    - full-text indexing and searching technology from Verity.

    In light of the rapidly evolving nature of the Web platform and our strategy to pursue industry partnerships to ensure our support of and by the emerging platform, we will increasingly need to rely on technology that we license from other vendors which is integrated with internally developed software and used in our products to perform key functions.

EMPLOYEES

    As of June 30, 1999, we had 222 employees, 190 of whom were based at our headquarters in Cambridge, Massachusetts. None of our employees is subject to a collective bargaining agreement. We believe that our employee relations are good.

FACILITIES

    Our headquarters is located in Cambridge, Massachusetts. Our lease, which covers approximately 54,000 square feet of office space, expires in March 2003. We also lease office space in other cities for our sales and development personnel. We believe that these existing facilities are adequate to meet our current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

    From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third party trademarks and other intellectual property rights by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their ages and positions, are as follows:

NAME                                     AGE                               POSITION
-----------------------------------      ---      -----------------------------------------------------------
David J. Orfao.....................          40   President, Chief Executive Officer and Director
Joseph J. Allaire..................          29   Chairman of the Board of Directors, Chief Technology
                                                  Officer and Executive Vice President, Products
David A. Gerth.....................          47   Vice President, Finance and Operations, Chief Financial
                                                  Officer and Treasurer
Amy E. Lewis.......................          41   Vice President, Worldwide Sales
Stephen F. Clark...................          33   Vice President, Marketing
Jack P. Lull.......................          40   Vice President, Engineering and Development
Maria Morrissey....................          41   Vice President, Worldwide Services and Support
Jonathan A. Flint..................          48   Director
John J. Gannon.....................          45   Director
Thomas A. Herring..................          48   Director
Mitchell Kapor.....................          48   Director

    DAVID J. ORFAO has served as our President and Chief Executive Officer and as a director since February 1997. From November 1995 until December 1996, Mr. Orfao served as Senior Vice President, Worldwide Sales, Marketing and Service for SQA, Inc. From August 1993 until October 1995, he served as Senior Vice President, Worldwide Sales, Support and Channel Marketing for Claris Corporation. Prior to that, Mr. Orfao held a series of sales and operational positions of increasing responsibility at Frame Technology Corporation since 1988.

    JOSEPH J. ALLAIRE founded our company in May 1995 and served as Chairman of the board of directors, Chief Executive Officer and President from inception to January 1997. Since January 1997, Mr. Allaire has continued to serve as Chairman of the board of directors, as well as Chief Technology Officer and Executive Vice President, Products. From September 1993 to June 1995, Mr. Allaire performed software engineering services for several private companies.

    DAVID A. GERTH has served as our Vice President, Finance and Operations, Chief Financial Officer and Treasurer since April 1997. From November 1995 to April 1997, Mr. Gerth served as Chief Financial Officer for Visibility Software, Inc., a software company. From July 1995 to November 1995, he served as Chief Financial Officer for Computron Software, Inc., a software company. From April 1994 to July 1995, Mr. Gerth served as Director of Finance for Powersoft Corporation. Prior to that, Mr. Gerth served in a number of financial roles of increasing responsibility for Computervision Corporation since 1981.

    AMY E. LEWIS has served as our Vice President, Worldwide Sales since April 1997. From June 1995 to March 1997, Ms. Lewis served as Director, North America Field Sales for Claris Corporation. Prior to that, Ms. Lewis served as Manager, North America Channel Sales for Apple Computer since April 1994. From February 1987 to December 1993, she was Director of Sales for Farallon Communications, Inc., a networking hardware and software company.

    STEPHEN F. CLARK has served as our Vice President, Marketing since September 1998. From January 1996 through September 1998, Mr. Clark held a number of marketing positions of increasing responsibility at Sybase Corporation, a computer software company, including Vice President, Tools and Application Servers and Vice President and General Manager, Design Tools. From June 1993 to December 1995, Mr. Clark was a Product Marketing Manager for Powersoft.

    JACK P. LULL has served as our Vice President, Engineering and Development since December 1996. From January 1996 to August 1996, Mr. Lull served as Director of Development for Integrated Industrial Information, Inc., a computer consulting company. From January 1993 to December 1995, Mr. Lull served as Director of Development for Powersoft.

    MARIA MORRISSEY has served as our Vice President, Worldwide Services and Support since September 1996. From February 1996 to July 1996, Ms. Morrissey served as Vice President, Product Development for Computer Channel, Inc., an education software company. From December 1992 to January 1996, she served as Director, Professional Services for Powersoft. Ms. Morrissey has announced that she will resign from our company, effective as of October 1, 1999.

    JONATHAN A. FLINT has served as a director since June 1996. Since May 1995, Mr. Flint has been a founder and a General Partner of Polaris Venture Partners, a management company affiliated with the Polaris entities. Prior to that, Mr. Flint was a General Partner of certain funds managed by Burr, Egan, Deleage & Co., a venture capital firm and the lead venture investor in Powersoft, a leading provider of application development tools. Mr. Flint served as a director of Powersoft from 1991 to 1995.

    JOHN J. GANNON has served as a director since December 1996. Since June 1998, Mr. Gannon has served as a General Partner and Chief Financial Officer of Polaris Venture Partners, a management company affiliated with the Polaris entities. From June 1996 to April 1998, Mr. Gannon served as the Chief Financial Officer for Firefly Network, Inc., an Internet software company. From October 1992 to June 1996, Mr. Gannon worked for Powersoft, where he held several positions including Chief Financial Officer and Vice President of Finance and Administration.

    THOMAS A. HERRING has served as a director since June 1997. In October 1998, Mr. Herring joined Polaris Venture Partners, a management company affiliated with the Polaris entities, as a Venture Partner. From December 1997 until October 1998, Mr. Herring served as Senior Vice President of Compuware Corporation, which acquired Nu-Mega Technologies, Inc. in December 1997. From May 1996 to December 1997, Mr. Herring was the President and Chief Executive Officer of Nu-Mega Technologies. From July 1995 to June 1996, Mr. Herring was Vice President of Corporate Marketing for Sybase. Prior to that, he was Vice President, Worldwide Marketing and Business Development for Powersoft since June 1990. Mr. Herring also serves as a director of PSW Technologies, Inc.

    MITCHELL KAPOR has served as a director since March 1997. Mr. Kapor co-founded the Electronic Frontier Foundation, a nonprofit Internet organization, in 1990, and served as its Chairman from 1993 to 1995 and as a director from 1995 to 1996. Mr. Kapor designed Lotus 1-2-3, and founded Lotus Development Corporation in 1982 and served as its President and

Chief Executive Officer from 1982 to 1986. Mr. Kapor also serves as a director of RealNetworks, Inc.

    Our executive officers are appointed by and serve at the discretion of the board of directors. There are no family relationships among any of our executive officers or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The board of directors has a Compensation Committee, which sets objectives and policies for our compensation programs for executives and key employees. Such objectives and policies include, but are not limited to, attracting and retaining superior talent, rewarding individual performance and achieving our financial goals. The Compensation Committee also administers our 1997 Stock Incentive Plan, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan and approves the compensation of all officers and key employees. The Compensation Committee currently consists of Mr. Flint and Mr. Gannon.

    The board of directors also has an Audit Committee, which reviews the scope and results of the audit and other services provided by the independent auditors. The Audit Committee currently consists of Mr. Flint and Mr. Gannon.

DIRECTOR COMPENSATION

    We reimburse our directors for expenses incurred in attending meetings of the board of directors. We generally do not pay our directors any separate fees for serving as directors. On December 31, 1996, we granted to Mr. Gannon an option to purchase 25,000 shares of common stock at an exercise price of $.50 per share. On March 21, 1997, we granted to Mr. Kapor an option to purchase 35,000 shares of common stock at an exercise price of $.50 per share. On June 18, 1997, we granted to Mr. Herring an option to purchase 25,000 shares of common stock at an exercise price of $.50 per share. These options become exercisable for shares of common stock not subject to repurchase by Allaire according to the following schedule:

    - 25% of the option shares one year from the grant date; and

    - 1/36 of the remaining shares on the first of each month thereafter for 36 months.

    These options have maximum terms of 10 years measured from the grant date, subject to earlier termination following the cessation of the respective director's service.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for 1998 for our named executive officers, including our Chief Executive Officer and the four other most highly compensated executive officers who were employed at December 31, 1998. For Mr. Orfao, the number of securities underlying options excludes 50,000 shares of common stock underlying a below-market option granted in 1998 in lieu of a cash bonus for services rendered in 1997. Ms. Lewis' bonus of $84,533 represents commissions earned.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                   ANNUAL                COMPENSATION
                                                                COMPENSATION                AWARDS
                                                            ---------------------    NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                                   SALARY      BONUS       UNDERLYING OPTIONS
----------------------------------------------------------  ----------  ---------  -------------------------
David J. Orfao............................................  $  167,355  $  58,800                  0
  President, Chief Executive Officer and Director
Joseph J. Allaire.........................................  $  162,124  $  59,963                  0
  Chairman of the Board of Directors, Chief Technology
  Officer and Executive Vice President, Products
Amy E. Lewis..............................................  $  114,636  $  84,533                  0
  Vice President, Worldwide Sales
David A. Gerth............................................  $  151,159  $  30,329                  0
  Vice President, Finance and Operations Chief Financial
  Officer and Treasurer
Jack P. Lull..............................................  $  133,033  $  26,400                  0
  Vice President, Engineering and Development

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options to each of the named executive officers during 1998. No stock appreciation rights were granted during 1998. The amounts reported as the potential realizable values for Mr. Orfao's option grant represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation, 5% and 10%, compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                                                         INDIVIDUAL GRANTS
                                      --------------------------------------------------------
                                       NUMBER OF      PERCENT OF
                                      SECURITIES     TOTAL OPTIONS     EXERCISE                  POTENTIAL REALIZABLE
                                      UNDERLYING      GRANTED TO        OR BASE                    VALUE AT ASSUMED
                                        OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION      ANNUAL RATES OF
                                        GRANTED       FISCAL YEAR      PER SHARE      DATE           STOCK PRICE
                                      -----------  -----------------  -----------  -----------     APPRECIATION FOR
                                                                                                     OPTION TERM
                                                                                                ----------------------
                                                                                                    5%
                                                                                                ----------
                                                                                                               10%
                                                                                                            ----------
David J. Orfao......................      50,000             9.0%      $    0.01      1/15/08   $  243,834  $  388,561
Joseph J. Allaire...................           0              --              --           --           --          --
Amy E. Lewis........................           0              --              --           --           --          --
David A. Gerth......................           0              --              --           --           --          --
Jack P. Lull........................           0              --              --           --           --          --

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth certain information regarding stock options exercised by named executive officers in 1998, and exercisable and unexercisable stock options held as of December 31, 1998 by each of the named executive officers. Certain of the shares acquired on exercise remained subject to our right to repurchase as of December 31, 1998. Although the options listed as unexercisable were in fact exercisable at December 31, 1998, the shares of common stock issuable upon exercise of these options would be subject to our right to repurchase at the option exercise price. Such right of repurchase expires according to the original option vesting schedule. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and our initial public offering price of $20.00 per share.

                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                 SHARES                    OPTIONS AT YEAR-END          AT FISCAL YEAR-END
                                ACQUIRED      VALUE     --------------------------  --------------------------
                               ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                               -----------  ----------  -----------  -------------  -----------  -------------
David J. Orfao...............     305,000   $  787,000          --       255,000             --   $ 4,972,500
Joseph J. Allaire............          --           --          --            --             --            --
Amy E. Lewis.................     105,000   $  262,500          --            --             --            --
David A. Gerth...............     105,000   $  262,500          --            --             --            --
Jack P. Lull.................          --           --     129,375       100,625    $ 2,522,813   $ 1,962,188

SEVERANCE ARRANGEMENT; CHANGE IN CONTROL ARRANGEMENTS

    Mr. Orfao is entitled to continue to receive his base salary and benefits for 12 months in the event he is involuntarily terminated for reasons other than cause. Additionally, Mr. Orfao is entitled to accelerated vesting of his unvested options to purchase common stock in the event there is a change in control, as defined in Mr. Orfao's option agreement, of our company and

    - he is terminated without cause within six months of the change in control;

    - he is not offered a position with the successor comparable to his current position after the change in control; or

    - he is removed from a comparable position within six months of the change in control.

    The 1997 plan and the underlying option agreements provide for the accelerated vesting of all unvested options and other rights granted under the the plan in the event there is a merger or consolidation involving our company, unless appropriate provision shall be made for outstanding options and other rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation (or the parent of the surviving corporation).

BENEFIT PLANS

1997 STOCK INCENTIVE PLAN

    In 1997, the board of directors adopted and our stockholders approved the 1997 Stock Incentive Plan. A total of 1,726,000 shares of common stock for issuance under the 1997 plan. The 1997 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and the grant of options that do not so qualify. The exercise price of incentive options granted under the 1997 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. The exercise price of nonqualified options granted under the 1997 plan must be at least equal to 50% of the fair market value of the common stock on the date of grant.

    The 1997 plan provides that, upon a merger or consolidation of our company, all outstanding plan options and other awards must be substituted for with similar options or awards of the corporation surviving any such merger or consolidation, or such options or awards shall become immediately exercisable in full. The 1997 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

    The 1997 plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1997 plan. Under the 1997 plan, we may grant incentive stock options to our key employees, and to key employees of our affiliates, as this term is defined in the Internal Revenue Code, including our officers and directors, and officers and directors of our affiliates, who are also employees. Under our 1997 plan, we may grant nonqualified options to:

    - officers;

    - directors;

    - employees; and

    - other individuals providing services, whether or not they are our employees.

1998 STOCK INCENTIVE PLAN

    The board of directors adopted and our stockholders approved the 1998 Stock Incentive Plan. We have reserved a total of 1,900,000 shares of common stock for issuance under the 1998 plan. The 1998 plan authorizes the grant of incentive options and nonqualified options. The exercise price of incentive options granted under the 1998 plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. There are no limits on the exercise price of nonqualified options granted under the 1998 plan. The 1998 plan provides that, upon a change in control, all outstanding plan options and other awards may be substituted for similar options or awards of the corporation surviving any such change in control, may become immediately exercisable in full or may be terminated as of the effective date of such change in control, provided that the holders of such options or awards have the right to exercise such options or awards to the extent the same are then exercisable. The 1998 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

    The 1998 plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1998 plan. Incentive options may be granted under the 1998 plan to our key employees and our affiliates within the meaning of the Internal Revenue Code, including our officers and directors and officers and directors of our affiliates who are also employees. Under the 1998 plan we may grant nonqualified options to our directors, officers and employees and other individuals providing services to our company.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted and our stockholders approved the 1998 Employee Stock Purchase Plan. The stock purchase plan authorizes the issuance of up to 300,000 shares of common stock to participating employees. The stock purchase plan is administered by the Compensation Committee.

    Under the terms of the stock purchase plan, all of our employees, other than seasonal employees, who have completed three months of employment and whose customary employment is more than 20 hours per week and more than five months in the calendar year, are eligible to participate in the stock purchase plan. Employees who own stock, and/or hold outstanding options to purchase stock, representing 5% or more of the total combined voting power or value of all classes of our stock are not eligible to participate in the stock purchase plan.

    The right to purchase common stock under the stock purchase plan is made available through a series of offerings. The first offering period under the stock purchase plan commenced on July 1, 1999. On the first day of an offering period, we will grant to each eligible employee who has elected in writing to participate in the stock purchase plan an option to purchase shares of common stock. The employee is required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the stock purchase plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower.

    No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue at a rate in excess of $25,000 of the fair market value of the common stock, determined as of the date the option is granted, in any calendar year.

401(k) PLAN

    We maintain a 401(k) plan, qualified under Section 401(k) of the Internal Revenue Code. All of our employees who are at least 21 years of age are eligible to make salary reduction contributions pursuant to this plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions of up to the statutorily prescribed annual limit of $10,000 in 1998 to this plan. The percentage elected by more highly compensated participants may be required to be lower. We may also make discretionary profit-sharing contributions on behalf of participants who are at least 21 years of age and who either have completed at least 500 hours of service during the fiscal year or are employed by our company on the last day of the fiscal year. Any profit-sharing contribution is allocated to eligible participants as a percentage of their total compensation, up to the statutorily prescribed maximum of $160,000 in 1998. While a participant's contribution amount is always 100% vested, the amount attributable to profit sharing contributions is not fully vested until the participant has three full years of service with our company. We determine the level of the discretionary contributions on an annual basis. Through December 31, 1998, we made no profit-sharing contributions to the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee takes recommendations concerning salaries and incentive compensation for our employees and consultants and administers and grants stock options pursuant to our stock option plans. None of our executive officers have served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, whose executive officers serve or have served as our director or on our Compensation Committee.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF OUR COMPANY

    In connection with our company's formation, we issued 2,040,000 shares of common stock to founder Joseph J. Allaire for cash consideration of $51,000, and 40,000 shares to Jeremy D. Allaire, the brother of Joseph J. Allaire, for cash consideration of $1,000.

SALES OF STOCK

    Beginning in June 1996, we issued an aggregate of 514,306 shares of our Series B Redeemable Convertible Preferred Stock to private investors for aggregate consideration of $2,324,664. We issued 364,684 shares of Series B Preferred Stock to Polaris Venture Partners Limited Partnership for $1,648,372, and 22,484 shares of Series B Preferred Stock to Polaris Venture Partners Founders' Fund Limited Partnership for $101,628. The Polaris entities own beneficially more than 5% of the outstanding shares of our common stock. In addition, Jonathan A. Flint, John Gannon and Thomas Herring, who serve on our board of directors, are affiliated with the Polaris entities. Each share of Series B Preferred Stock automatically converted into two shares of common stock upon the closing of our initial public offering.

    Beginning in June 1996, we issued an aggregate of 169,200 shares of our Series C Redeemable Convertible Preferred Stock to private investors for aggregate consideration of $999,972. We issued 79,687 shares of Series C Preferred Stock for $470,950 to Polaris Venture Partners L.P. and 4,913 shares of Series C Preferred Stock for $29,036 to Polaris Founders' Fund. We also issued 84,600 shares of Series C Preferred Stock in April 1997 for $499,986 to Mitchell Kapor, who serves on our board of directors. Each share of Series C Preferred Stock automatically converted into two shares of common stock upon the closing of our initial public offering.

    In May and June 1997, we issued an aggregate of 2,336,909 shares of our Series D Redeemable Convertible Preferred Stock to private investors for aggregate consideration of $9,347,636. In this transaction, we issued 57,894 shares of Series D Preferred Stock for $231,576 to Mitchell Kapor, 413,910 shares of Series D Preferred Stock for $1,655,640 to Polaris Venture Partners L.P., 23,590 shares of Series D Preferred Stock for $94,360 to Polaris Founders' Fund, and 1,000,000 shares of Series D Preferred Stock for $4,000,000 to BancBoston Ventures Inc. BancBoston Ventures owns beneficially more than 5% of the outstanding shares of our common stock. Each share of Series D Preferred Stock automatically converted into one share of common stock upon the closing of our initial public offering. Two months prior to the issuance of the Series D Preferred Stock, Polaris Venture Partners L.P. lent our company $238,412 under a promissory note at an interest rate of 10%, and Polaris Founders' Fund lent our company $13,588 under a promissory note at an interest rate of 10%. These notes were cancelled in connection with the issuance of Series D Preferred Stock to the Polaris entities.

    In January 1999, we issued and sold 3,500 shares of common stock to Jonathan
A. Flint and 10,500 shares of common stock to BancBoston Ventures at a purchase price of $20.00 per share in our initial public offering.

ISSUANCE OF WARRANTS

    In connection with the issuance of the notes to the Polaris entities, in March 1997 we issued a warrant to Polaris Venture Partners L.P. to purchase 5,960 shares of common stock at an exercise price of $4.00 per share, and a warrant to Polaris Founders' Fund to purchase 340 shares of common stock at an exercise price of $4.00 per share. Both warrants are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and both contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

STOCK RESTRICTION AGREEMENT

    In May 1997, we entered into an amended and restated stock restriction agreement with the Polaris entities, BancBoston Ventures, certain other stockholders and Joseph J. Allaire. Under this agreement, our company and certain of our stockholders had a right of participation in and a right of first refusal with respect to some sales of shares of common stock by Mr. Allaire. The agreement also granted our company the right to purchase a number of Mr. Allaire's shares, at a price of $2.26 per share, in the event he ceased to be affiliated with our company. In addition, the parties agreed to fix the number of our directors at seven and to elect particular individuals to the board of directors. This agreement automatically terminated upon the closing of our initial public offering. This termination eliminated our right and the right of the other stockholders to purchase any of Mr. Allaire's shares of common stock.

WORKING CAPITAL LINE OF CREDIT

    In December 1998, the Polaris entities provided our company with a commitment to provide a working capital line of credit in the event that we had not completed our initial public offering or obtained other financing in excess of $3.0 million by February 28, 1999. The line of credit would have allowed our company to borrow up to $3.0 million and would have borne interest at a mutually agreed upon rate between 5% and 20%. The line of credit commitment expired upon the closing of our initial public offering.

ALIVE.COM, INC.

    We are a party to certain agreements with Alive.com, inc., which was formerly known as Yesler Software, Inc. Initially capitalized in July 1998, Alive.com was created to develop, market and sell a commercial software application, originally conceived by developers at our company, and designed for use by individuals to create multimedia web-based presentations. The principal stockholders of Alive.com are Allaire, Weld, Brown LLC and the Polaris entities.

    We acquired our ownership interest in Alive.com under a Contribution and Restricted Stock Purchase Agreement dated July 14, 1998, between Allaire and Alive.com. Under this agreement, we acquired 907,591 shares of Alive.com common stock, representing on that date approximately 34% of the outstanding shares of capital stock of Alive.com. The stock that we acquired is subject to vesting requirements, a right of repurchase by Alive.com and some transfer restrictions. In exchange for the shares of Alive.com common stock, we assigned our rights to the Alive.com software source code to Alive.com, agreed to provide Alive.com with technical, sales and marketing support and agreed not to compete with Alive.com.

    Also in connection with our acquisition of the Alive.com common stock, we entered into an original equipment manufacturer agreement with Alive.com, whereby we granted Alive.com the right to obtain, at a 95% discount, some of our commercial software products for distribution together with the Alive.com software as a single commercial unit. In addition, we entered into a voting agreement with Weld Brown and the Polaris entities under which we have the right to designate one member of Alive.com's four-person board of directors. Our designee to the Alive.com board is Joseph J. Allaire. Alive.com also granted our company registration, information and certain other rights under an investor rights agreement among our company, Alive.com, Weld Brown and the Polaris entities.

    In August 1998, we transferred 76,903 shares of our Alive.com common stock to three of our employees, including 38,451 shares to Maria Morrissey, Vice President, Worldwide Services and Support. The fair value of the shares transferred was not material at the time of transfer. As of March 18, 1999, we owned approximately a 16% equity interest in Alive.com on a fully diluted basis.

    On the date we entered into this agreement with Alive.com, the Polaris entities purchased preferred stock of Alive.com representing approximately 33% of the outstanding shares of capital stock of Alive.com for $750,000. Jonathan
A. Flint and Thomas Herring, who serve on our board of directors, are directors of Alive.com. See Note 5 of Notes to Consolidated Financial Statements.

    We believe that all transactions set forth above were made on terms no less favorable than would have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of July 31, 1999 and as adjusted to reflect the sale by our company and the selling stockholders of the shares of common stock offered by this prospectus by:

    - each person we know to be the beneficial owner of more than 5% of our common stock;

    - each named executive officer;

    - each of our directors;

    - all executive officers and directors as a group; and

    - each selling stockholder.

    Unless otherwise noted below, the address of each person listed on the table is c/o Allaire Corporation, One Alewife Center, Cambridge, MA 02140.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

    - shares of common stock issuable pursuant to options which may be exercised within 60 days after July 31, 1999 and not subject to our right of repurchase; and

    - shares of common stock issuable pursuant to warrants which may be exercised within 60 days after July 31, 1999.

    However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

    Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding includes:

    - the 11,784,035 shares of common stock outstanding as of July 31, 1999; and

    - the presently exercisable options and presently exercisable warrants held by that person.

    The following individuals have options that will vest after September 29, 1999: David J. Orfao--options to purchase 191,250 shares of common stock; Jack
P. Lull--options to purchase 60,608 shares of common stock; and John J. Gannon--options to purchase 5,068 shares of common stock. These shares are not deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by those persons.

                                                                  NUMBER OF
                                          SHARES BENEFICIALLY     SHARES TO    SHARES BENEFICIALLY
                                                 OWNED               BE               OWNED
                                           PRIOR TO OFFERING       OFFERED       AFTER OFFERING
                                        -----------------------  -----------  ---------------------
NAME OF BENEFICIAL OWNER                  NUMBER      PERCENT                   NUMBER     PERCENT
--------------------------------------  ----------  -----------               ----------  ---------
5% STOCKHOLDERS, DIRECTORS AND
  NAMED EXECUTIVE OFFICERS:
Joseph J. Allaire.....................   2,005,000        17.0%     200,000    1,805,000      14.1%
Entities affiliated with Polaris......   1,390,836        11.8%     450,000      940,836       7.4%
  Venture Management Co., LLC(1) 1000
  Winter Street, Suite 3350 Waltham,
  MA 02154
Jonathan A. Flint (2).................   1,390,836        11.8%     450,000      940,836       7.4%
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
BancBoston Ventures Inc...............   1,000,000         8.5%     300,000      700,000       5.5%
  175 Federal Street
  Boston, MA 02110
David J. Orfao........................     369,250         3.1%     100,000      269,250       2.1%
Amy E. Lewis..........................     105,500           *           --      105,500      *
David A. Gerth........................     105,500           *           --      105,500      *
Jack P. Lull (3)......................     171,946         1.4%      27,554      144,392       1.1%
John J. Gannon........................      20,802           *        5,000       15,802      *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Thomas A. Herring.....................      25,500           *        5,000       20,500      *
  1000 Winter Street, Suite 3350
  Waltham, MA 02154
Mitchell Kapor........................     216,675         1.8%          --      216,675       1.7%
  One Broadway
  Cambridge, MA 02142
All executive officers and directors
  as a group (11 persons).............   4,511,218        37.5%     787,554    3,723,664      29.1%
OTHER SELLING STOCKHOLDERS:                                         162,446

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Polaris Venture Management Co., LLC manages Polaris Venture Partners L.P. and Polaris Founders' Fund. Mr. Flint, a director of Allaire, is a General Partner of Polaris Venture Management Co., LLC and has shared voting and investment power with respect to the shares held by the Polaris entities. However, Mr. Flint disclaims his beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Shares listed as owned beneficially by Polaris Venture Management Co., LLC include shares owned beneficially by Jonathan A. Flint.

(2) Includes shares owned beneficially by Polaris Venture Management Co., LLC. See note 1.

(3) Includes 2,554 shares beneficially owned by Mr. Lull's wife.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 35,000,000 shares of common stock, with a par value of $.01 per share, and 5,000,000 shares of preferred stock, with a par value of $.01 per share. Of the 5,000,000 shares of authorized preferred stock, 5,000,000 are undesignated and available for issuance.

COMMON STOCK

    As of July 31, 1999, there were 11,784,035 shares of common stock outstanding and held of record by 177 stockholders.

    Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of the remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    The board of directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

    We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

WARRANTS

    As of July 31, 1999, there were two warrants outstanding to purchase an aggregate of 35,398 shares of our common stock at an exercise price of $2.26 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time, until January 22, 2004. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events. The warrants may be exercised for cash or pursuant to certain cashless exercise provisions.

    As of July 31, 1999, there were also four warrants outstanding to purchase an aggregate of 14,899 shares of our common stock. Two warrants are to purchase an aggregate of 8,599 shares of common stock at an exercise price of $2.03 per share, and are currently exercisable in whole or in part, at any time or from time to time, until December 31, 2001. The other two warrants are to purchase an aggregate of 6,300 shares of common stock at an exercise price of $4.00 per share. The other two warrants are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

REGISTRATION RIGHTS

EARLY INVESTORS

    As of the date of our initial public offering, we had entered into a registration rights agreement with the holders of an aggregate of 3,848,941 shares of common stock and the holders of warrants exercisable for an aggregate of 50,297 shares of common stock. Under this agreement, the registration rights holders are entitled to certain rights with respect to the registration of such shares under the Securities Act.

    If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the registration rights holders are entitled to notice of such registration. The registration rights holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration through an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration.

    The holders of more than 50% of the then-outstanding shares of common stock held by all of the registration rights holders are entitled to request that we file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. However, no such request may be made within 120 days of our filing of a registration statement in which such requesting stockholders were permitted to include their shares. Upon the receipt of such a request, we are required to use commercially reasonable efforts to effect such registration. We are not required to effect more than two such demand registrations.

    Once we have qualified to use Form S-3 to register securities under the Securities Act, the registration rights holders have the right to request that we file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would exceed $1,000,000. We are not be required to effect a registration in this manner more than once in any 12-month period.

    In general, we are responsible for all fees, costs and expenses of such registrations, other than insurance costs and fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the registration rights holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of registration rights holders are sold under the Securities Act.

MERGER WITH BRIGHT TIGER TECHNOLOGIES

    We have filed a registration statement on Form S-1 covering shares of our common stock issued in connection with our merger with Bright Tiger Technologies. We are responsible for all fees, costs and expenses incurred in filing this registration statement. We have agreed to indemnify and hold harmless the holders of these shares of our common stock with respect to certain liabilities arising out of the filing of the registration statement.

MERGER WITH LIVE SOFTWARE

    We have also agreed to file, on or before January 31, 2000, a registration statement on Form S-3 covering shares of our common stock issued in connection with our merger with Live Software. In general, we will be responsible for all fees, costs and expenses incurred in filing this registration statement. We have also agreed to indemnify and hold harmless the holders of these shares of our common stock with respect to certain liabilities arising out of the filing of the registration statement.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION AND AMENDED AND RESTATED BY-LAWS AND DELAWARE LAW

    Our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of our company or an acquisition of our company at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    The By-Laws provide that, except as otherwise provided by law or the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board of directors may be filled only by:

    - the board of directors, provided that a quorum is then in office and present;

    - by a majority of the directors then in office, if less than a quorum is then in office; or

    - by the sole remaining director.

    These provisions prevent a stockholder from enlarging the board of directors and filling the new directorships with such stockholder's own nominees without the approval of our board of directors.

    These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company, or of attempting to change the composition or policies of the board of directors, even though such attempts might be beneficial to our company or our stockholders.

    The Certificate of Incorporation and the By-Laws provide that, unless otherwise prescribed by law or the Certificate of Incorporation, only a majority of the board of directors, the Chairman of the Board or the President is able to call a special meeting of stockholders. The Certificate of Incorporation and the By-Laws also provide that, unless otherwise prescribed by law or the Certificate of Incorporation, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board of directors, except at an annual meeting.

    The By-Laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders. Under the notice procedure, we must receive notice of stockholder nominations or proposals to be made at an annual or special meeting in lieu of an annual meeting not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given, then notice must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. Notice of stockholder nominations or proposals to be made at a special meeting, other than a special meeting in lieu of an annual meeting, must be given not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. These notices must contain certain prescribed information.

    The notice procedure affords the board of directors an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the board of directors, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us or to our stockholders.

DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

    Section 203 does not apply if:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

    The Certificate of Incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    The Certificate of Incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT

    The transfer agent and registrar for the common stock is EquiServe L.P.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 1999, we and the selling stockholders have agreed
to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are acting as representatives, have severally but not jointly agreed to purchase the following respective number of shares of common stock:

                                                                         NUMBER OF
UNDERWRITERS                                                              SHARES
----------------------------------------------------------------------  -----------
Credit Suisse First Boston Corporation................................
BancBoston Robertson Stephens Inc.....................................
Dain Rauscher Wessels.................................................
                                                                        -----------
      Total...........................................................
                                                                        -----------
                                                                        -----------

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to 150,000 additional shares of common stock from us and 187,500 additional outstanding shares from the selling stockholders at the offering price, less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $         per share. The
underwriters and the selling group may allow a discount of $         per share
on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                                              TOTAL
                                                            ------------------------------------------
                                                                           WITHOUT           WITH
                                                            PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                            ----------  --------------  --------------
Underwriting Discounts and Commissions paid by us.........  $            $               $
Expenses payable by us....................................  $            $               $
Underwriting Discounts and Commissions paid by selling
  stockholders............................................  $            $               $

    We and the selling stockholders have agreed that we and the selling stockholders will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in our case, file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except under certain circumstances.

    We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    Credit Suisse First Boston Corporation has purchased approximately $135,000 of our software products and related services since our inception. Credit Suisse First Boston Corporation obtained such products and services through arms-length negotiations on terms substantially similar to terms obtained by other of our customers for similar products and services.

    The common stock is listed on the Nasdaq Stock Market's National Market under the symbol "ALLR."

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate transaction or a syndicate covering transaction to cover syndicate short positions.

    - In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent us, the selling stockholders and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,
(2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to the offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for our company by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock covered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Our common stock is traded on the Nasdaq Stock Market's National Market. Reports and other information concerning our company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006.

    Copies of the registration statement and such reports, proxy statements and other information filed by our company may be examined without charge at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

MAIN OFFICE                                         REGIONAL OFFICES
--------------------------------------------------  --------------------------------------------------
Room 1024 Suite 1400                                Suite 1400
Judiciary Plaza                                     500 West Madison Street
450 Fifth Street, N.W.,                             Chicago, Illinois 60661
Washington, D.C. 20549

                                                    7 World Trade Center
                                                    Thirteenth Floor
                                                    New York, New York 10048

    Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Securities and Exchange Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a Web site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as our company, that make electronic filings with the Securities and Exchange Commission.

                              ALLAIRE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS:
  Report of Independent Accountants..............................................        F-2
  Consolidated Balance Sheet as of December 31, 1997, 1998 and June 30, 1999
    (unaudited)..................................................................        F-3
  Consolidated Statement of Operations for the years ended December 31, 1996,
    1997, 1998 and the six months ended June 30, 1998 (unaudited) and 1999
    (unaudited)..................................................................        F-4
  Consolidated Statement of Redeemable Convertible Preferred Stock and
    Stockholders' Equity (Deficit) for the years ended December 31, 1996, 1997,
    1998 and the six months ended June 30, 1999 (unaudited)......................        F-5
  Consolidated Statement of Cash Flows for the years ended December 31, 1996,
    1997, 1998 and the six months ended June 30, 1998 (unaudited) and 1999
    (unaudited)..................................................................        F-6
  Notes to Consolidated Financial Statements.....................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Allaire Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Allaire Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 25, 1999

                              ALLAIRE CORPORATION

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            DECEMBER 31,
                                                                                                        --------------------
                                                                                                          1997       1998
                                                                                                        ---------  ---------
Assets
Current assets:
  Cash and cash equivalents...........................................................................  $   7,190  $   3,247
  Short-term investments..............................................................................      4,717        496
  Accounts receivable, net of allowance for doubtful accounts and sales returns of $487, $502 and $547
    at December 31, 1997 and 1998 and June 30, 1999, respectively.....................................      1,432      3,196
  Prepaid expenses and other current assets...........................................................        236      1,094
                                                                                                        ---------  ---------

    Total current assets..............................................................................     13,575      8,033
Property and equipment, net...........................................................................      3,189      4,300
Other assets, net.....................................................................................        330        375
                                                                                                        ---------  ---------
Total assets..........................................................................................  $  17,094  $  12,708
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
  Current portion of capital lease obligations........................................................  $     315  $     340
  Promissory notes....................................................................................         --      1,500
  Current portion of notes payable....................................................................        123      1,564
  Accounts payable....................................................................................      1,812      3,326
  Accrued expenses....................................................................................      1,419      3,963
  Accrued employee compensation and benefits..........................................................      1,211      2,238
  Deferred revenue....................................................................................      1,312      4,793
                                                                                                        ---------  ---------
    Total current liabilities.........................................................................      6,192     17,724

Capital lease obligations.............................................................................        499        159
Notes payable.........................................................................................        752      1,034
                                                                                                        ---------  ---------
    Total liabilities.................................................................................      7,443     18,917
                                                                                                        ---------  ---------
Redeemable convertible preferred stock:
  Series B, $.01 par value;
    Authorized: 514,306 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 514,306 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................      2,325      2,325
  Series C, $.01 par value;
    Authorized: 169,200 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 169,200 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................      1,000      1,000
  Series D, $.01 par value;
    Authorized: 2,500,000 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 2,336,909 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................      9,348      9,348
                                                                                                        ---------  ---------
Total redeemable convertible preferred stock..........................................................     12,673     12,673
                                                                                                        ---------  ---------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; Authorized: none at December 31, 1997 and December 31, 1998:
    5,000,000 shares at June 30, 1999                                                                          --         --
  Series A convertible preferred stock, $.01 par value;
    Authorized: 200,000 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 56,557 shares at December 31, 1997; 88,463 at December 31, 1998, none at
     June 30, 1999....................................................................................        255        751
  Common stock, $.01 par value;
    Authorized: 10,000,000 shares at December 31, 1997, 35,000,000 at December 31, 1998 and June 30,
     1999
    Issued and outstanding: 3,680,935 shares at December 31, 1997, 4,859,384 issued and 4,855,967 outstanding at December 31, 1998; 11,772,411 issued and 11,755,801 outstanding at June 30,
     1999.............................................................................................         37         49
Additional paid-in capital............................................................................     10,587     12,364
Accumulated deficit...................................................................................    (13,885)   (31,170)
Deferred compensation.................................................................................         --       (850)
Stock subscriptions receivable........................................................................        (16)       (26)
                                                                                                        ---------  ---------
  Total stockholders' equity (deficit)................................................................     (3,022)   (18,882)
  Commitments and contingencies (Note 14)
                                                                                                        ---------  ---------
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)..........  $  17,094  $  12,708
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------


                                                                                                         JUNE 30,
                                                                                                           1999
                                                                                                        -----------
                                                                                                        (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents...........................................................................   $  19,532
  Short-term investments..............................................................................      33,971
  Accounts receivable, net of allowance for doubtful accounts and sales returns of $487, $502 and $547
    at December 31, 1997 and 1998 and June 30, 1999, respectively.....................................       5,055
  Prepaid expenses and other current assets...........................................................         747
                                                                                                        -----------
    Total current assets..............................................................................      59,305
Property and equipment, net...........................................................................       4,717
Other assets, net.....................................................................................         278
                                                                                                        -----------
Total assets..........................................................................................   $  64,300
                                                                                                        -----------
                                                                                                        -----------
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
  Current portion of capital lease obligations........................................................   $     311
  Promissory notes....................................................................................          --
  Current portion of notes payable....................................................................         452
  Accounts payable....................................................................................       2,106
  Accrued expenses....................................................................................       6,277
  Accrued employee compensation and benefits..........................................................       3,275
  Deferred revenue....................................................................................       8,221
                                                                                                        -----------
    Total current liabilities.........................................................................      20,642
Capital lease obligations.............................................................................          21
Notes payable.........................................................................................         800
                                                                                                        -----------
    Total liabilities.................................................................................      21,463
                                                                                                        -----------
Redeemable convertible preferred stock:
  Series B, $.01 par value;
    Authorized: 514,306 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 514,306 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................          --
  Series C, $.01 par value;
    Authorized: 169,200 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 169,200 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................          --
  Series D, $.01 par value;
    Authorized: 2,500,000 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 2,336,909 shares at December 31, 1997 and December 31, 1998, none at June
     30, 1999.........................................................................................          --
                                                                                                        -----------
Total redeemable convertible preferred stock..........................................................          --
                                                                                                        -----------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; Authorized: none at December 31, 1997 and December 31, 1998:
    5,000,000 shares at June 30, 1999                                                                           --
  Series A convertible preferred stock, $.01 par value;
    Authorized: 200,000 shares at December 31, 1997 and December 31, 1998, none at June 30, 1999
    Issued and outstanding: 56,557 shares at December 31, 1997; 88,463 at December 31, 1998, none at
     June 30, 1999....................................................................................          --
  Common stock, $.01 par value;
    Authorized: 10,000,000 shares at December 31, 1997, 35,000,000 at December 31, 1998 and June 30,
     1999
    Issued and outstanding: 3,680,935 shares at December 31, 1997, 4,859,384 issued and 4,855,967 outstanding at December 31, 1998; 11,772,411 issued and 11,755,801 outstanding at June 30,
     1999.............................................................................................         118
Additional paid-in capital............................................................................      80,239
Accumulated deficit...................................................................................     (36,699)
Deferred compensation.................................................................................        (811)
Stock subscriptions receivable........................................................................         (10)
                                                                                                        -----------
  Total stockholders' equity (deficit)................................................................      42,837
  Commitments and contingencies (Note 14)
                                                                                                        -----------
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)..........   $  64,300
                                                                                                        -----------
                                                                                                        -----------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                                            ---------------------------------  --------------------
                                                              1996        1997        1998       1998       1999
                                                            ---------  ----------  ----------  ---------  ---------

                                                                                                   (UNAUDITED)
Revenue:
    Software license fees.................................  $   2,358  $    7,133  $   17,966  $   7,827  $  17,724
    Services..............................................         --         655       3,396      1,078      4,048
                                                            ---------  ----------  ----------  ---------  ---------
            Total revenue.................................      2,358       7,788      21,362      8,905     21,772
                                                            ---------  ----------  ----------  ---------  ---------
Cost of revenue:
    Software license fees.................................        234         973       1,937        823      1,103
    Services..............................................         --       1,452       4,057      1,602      3,300
                                                            ---------  ----------  ----------  ---------  ---------
            Total cost of revenue.........................        234       2,425       5,994      2,425      4,403
                                                            ---------  ----------  ----------  ---------  ---------
Gross profit..............................................      2,124       5,363      15,368      6,480     17,369
                                                            ---------  ----------  ----------  ---------  ---------
Operating expenses:
    Research and development..............................      1,109       4,984       8,027      3,602      5,364
    Sales and marketing...................................      1,618       8,820      19,135      8,552     12,461
    General and administrative............................      1,437       3,410       4,946      2,162      3,043
    Stock-based compensation..............................         --          --         412        186        133
    Merger costs..........................................         --          --          --         --      2,700
                                                            ---------  ----------  ----------  ---------  ---------
            Total operating expenses......................      4,164      17,214      32,520     14,502     23,701
                                                            ---------  ----------  ----------  ---------  ---------
Loss from operations......................................     (2,040)    (11,851)    (17,152)    (8,022)    (6,332)
Interest income, net......................................         13         315          13        136        803
                                                            ---------  ----------  ----------  ---------  ---------
Net loss..................................................  $  (2,027) $  (11,536) $  (17,139) $  (7,886) $  (5,529)
                                                            ---------  ----------  ----------  ---------  ---------
                                                            ---------  ----------  ----------  ---------  ---------
Basic and diluted net loss per share......................  $   (1.15) $    (5.35) $    (4.78) $   (2.38) $   (0.53)
Shares used in computing basic and diluted net loss per
  share...................................................      1,756       2,158       3,587      3,317     10,449
Unaudited pro forma basic and diluted net loss per
  share...................................................                         $    (2.20)            $   (0.51)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share..............................                              7,788                10,916

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION
      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               REDEEMABLE
                                              CONVERTIBLE         CONVERTIBLE       COMMON STOCK
                                            PREFERRED STOCK     PREFERRED STOCK   -----------------   ADDITIONAL
                                          --------------------  ---------------                PAR     PAID-IN
                                            SHARES     AMOUNT   SHARES   AMOUNT     SHARES    VALUE    CAPITAL
                                          ----------  --------  -------  ------   ----------  -----   ----------
Balance, December 31, 1995..............          --  $     --       --  $  --     2,200,000  $ 22     $    --
Issuance of common stock in exchange for
  stock subscriptions receivable........                                           1,800,000    18          27
Stock issued by pooled company..........                                              43,070    --         360
Issuance of Series A convertible
  preferred stock upon conversion of
  notes payable and accrued interest....                         43,557    177
Issuance of Series B redeemable
  convertible preferred stock, net of
  issuance costs of $55.................     508,849     2,300
Forgiveness of stock subscriptions
  receivable in exchange for
  cancellation of shares of common
  stock.................................                                            (920,000)   (9)        (14)
Repurchase and cancellation of shares of
  common stock..........................                                             (80,000)   (1)         (1)
Issuance of Series C redeemable
  convertible preferred stock, net of
  issuance costs of $12.................      84,600       500
Exercise of employee stock options......                                               2,500    --           1
Net loss................................
                                          ----------  --------  -------  ------   ----------  -----   ----------
Balance, December 31, 1996..............     593,449     2,800   43,557    177     3,045,570    30         373
Stock issued by pooled companies, net...                                             635,365     7      10,214
Issuance of Series A convertible
  preferred stock in acquisition of
  Bradbury Software L.L.C. .............                         13,000     78
Issuance of Series C redeemable
  convertible preferred stock...........      84,600       500
Issuance of Series B redeemable
  convertible preferred stock...........       5,457        25
Issuance of Series D redeemable
  convertible preferred stock, net of
  issuance costs of $42.................   2,272,719     9,091
Issuance of Series D redeemable
  convertible preferred stock upon
  conversion of notes payable and
  accrued interest......................      64,190       257
Repayment of stock subscription
  receivable............................
Net loss................................
                                          ----------  --------  -------  ------   ----------  -----   ----------
Balance, December 31, 1997..............   3,020,415    12,673   56,557    255     3,680,935    37      10,587
Stock issued by pooled companies, net...                                              32,363     1         (13)
Issuance of Series A convertible
  preferred stock, net of issuance costs
  of $9.................................                         31,906    496
Exercise of employee stock options......                                           1,146,086    11         530
Repurchase of common stock held in
  treasury..............................                                                                    (2)
Deferred compensation relating to grants
  of stock options......................                                                                   997
Compensation relating to grants of stock
  options...............................                                                                   265
Dividend paid to shareholder............
Net loss................................
                                          ----------  --------  -------  ------   ----------  -----   ----------
Balance, December 31, 1998..............   3,020,415    12,673   88,463    751     4,859,384    49      12,364
Stock issued by pooled companies
  (unaudited)...........................                                             106,161     1       1,970
Conversion of redeemable convertible
  preferred stock and convertible
  preferred stock to common stock
  (unaudited)...........................  (3,020,415)  (12,673) (88,463)  (751)    3,848,941    38      13,386
Issuance of common stock in initial
  public offering, net of issuance costs
  of $5,200 (unaudited).................                                           2,875,000    29      52,300
Exercise of employee stock options
  (unaudited)...........................                                              82,925     1         139
Repurchase of common stock held in
  treasury (unaudited)..................                                                                   (14)
Deferred compensation relating to grants
  of stock options (unaudited)..........                                                                    94
Compensation relating to grants of stock
  options (unaudited)...................
Repayment of stock subscription
  receivable (unaudited)................
Net loss (unaudited)....................
                                          ----------  --------  -------  ------   ----------  -----   ----------
Balance, June 30, 1999 (unaudited)......          --  $     --       --  $  --    11,772,411  $118     $80,239
                                          ----------  --------  -------  ------   ----------  -----   ----------
                                          ----------  --------  -------  ------   ----------  -----   ----------


                                                                                           TOTAL
                                                                           STOCK       STOCKHOLDERS'
                                            DEFERRED     ACCUMULATED   SUBSCRIPTIONS      EQUITY
                                          COMPENSATION     DEFICIT      RECEIVABLE       (DEFICIT)
                                          ------------   -----------   -------------   -------------
Balance, December 31, 1995..............     $  --        $   (203)        $ --          $   (181)
Issuance of common stock in exchange for
  stock subscriptions receivable........                                    (45)               --
Stock issued by pooled company..........                       (10)                           350
Issuance of Series A convertible
  preferred stock upon conversion of
  notes payable and accrued interest....                                                      177
Issuance of Series B redeemable
  convertible preferred stock, net of
  issuance costs of $55.................                       (55)                           (55)
Forgiveness of stock subscriptions
  receivable in exchange for
  cancellation of shares of common
  stock.................................                                     23                --
Repurchase and cancellation of shares of
  common stock..........................                                      2                --
Issuance of Series C redeemable
  convertible preferred stock, net of
  issuance costs of $12.................                       (12)                           (12)
Exercise of employee stock options......                                                        1
Net loss................................                    (2,027)                        (2,027)
                                             -----       -----------      -----        -------------
Balance, December 31, 1996..............        --          (2,307)         (20)           (1,747)
Stock issued by pooled companies, net...                                                   10,221
Issuance of Series A convertible
  preferred stock in acquisition of
  Bradbury Software L.L.C. .............                                                       78
Issuance of Series C redeemable
  convertible preferred stock...........
Issuance of Series B redeemable
  convertible preferred stock...........
Issuance of Series D redeemable
  convertible preferred stock, net of
  issuance costs of $42.................                       (42)                           (42)
Issuance of Series D redeemable
  convertible preferred stock upon
  conversion of notes payable and
  accrued interest......................
Repayment of stock subscription
  receivable............................                                      4                 4
Net loss................................                   (11,536)                       (11,536)
                                             -----       -----------      -----        -------------
Balance, December 31, 1997..............        --         (13,885)         (16)           (3,022)
Stock issued by pooled companies, net...                                    (10)              (22)
Issuance of Series A convertible
  preferred stock, net of issuance costs
  of $9.................................                                                      496
Exercise of employee stock options......                                                      541
Repurchase of common stock held in
  treasury..............................                                                       (2)
Deferred compensation relating to grants
  of stock options......................      (997)                                            --
Compensation relating to grants of stock
  options...............................       147                                            412
Dividend paid to shareholder............                      (146)                          (146)
Net loss................................                   (17,139)                       (17,139)
                                             -----       -----------      -----        -------------
Balance, December 31, 1998..............      (850)       $(31,170)        $(26)         $(18,882)
Stock issued by pooled companies
  (unaudited)...........................                                                    1,971
Conversion of redeemable convertible
  preferred stock and convertible
  preferred stock to common stock
  (unaudited)...........................                                                   12,673
Issuance of common stock in initial
  public offering, net of issuance costs
  of $5,200 (unaudited).................                                                   52,329
Exercise of employee stock options
  (unaudited)...........................                                                      140
Repurchase of common stock held in
  treasury (unaudited)..................                                                      (14)
Deferred compensation relating to grants
  of stock options (unaudited)..........       (94)                                            --
Compensation relating to grants of stock
  options (unaudited)...................       133                                            133
Repayment of stock subscription
  receivable (unaudited)................                                     16                16
Net loss (unaudited)....................                    (5,529)                        (5,529)
                                             -----       -----------      -----        -------------
Balance, June 30, 1999 (unaudited)......     $(811)       $(36,699)        $(10)         $ 42,837
                                             -----       -----------      -----        -------------
                                             -----       -----------      -----        -------------

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       SIX MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                    -------------------------------  --------------------
                                                                      1996       1997       1998       1998       1999
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................................  $  (2,027) $ (11,536) $ (17,139) $  (7,886) $  (5,529)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization.................................        102        875      1,801        813      1,122
    Interest converted into shares of preferred stock.............          2          5         --         --         --
    Compensation expense relating to issuance of note payable
      under severance agreement...................................         90         --         --         --         --
    Compensation expense relating to issuance of equity
      instruments.................................................         --         --        412        186        133
    Changes in assets and liabilities:
      Accounts receivable.........................................       (577)      (815)    (1,764)      (411)    (1,859)
      Prepaid expenses and other current assets...................        (76)      (149)      (858)      (160)       347
      Other assets................................................       (254)       (68)      (237)      (261)        (1)
      Accounts payable............................................        475      1,310      1,514         76     (1,220)
      Accrued expenses............................................        387      2,233      3,571      1,064      3,351
      Deferred revenue............................................       (103)     1,204      3,481      1,063      3,428
                                                                    ---------  ---------  ---------  ---------  ---------
      Total adjustments...........................................         46      4,595      7,920      2,370      5,301
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash used for operating activities......................     (1,981)    (6,941)    (9,219)    (5,516)      (228)
                                                                    ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of short-term investments.............................         --     (8,817)    (6,283)    (1,570)   (33,971)
  Sale of short-term investment...................................         --      4,100     10,504      4,699        496
  Purchases of property and equipment.............................       (660)    (2,502)    (2,720)    (1,286)    (1,441)
  Payment for acquisition of Bradbury Software L.L.C..............         --       (252)        --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash (used for) provided by investing activities........       (660)    (7,471)     1,501      1,843    (34,916)
                                                                    ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from sale leaseback transaction........................         --        421         --         --         --
  Proceeds from issuance of promissory notes......................         --         --      1,500         --         --
  Principal payments on promissory notes..........................         --         --         --         --     (1,500)
  Principal payments on capital lease obligations.................         --       (165)      (315)      (155)      (167)
  Proceeds from issuance of convertible notes payable.............        175        252         --         --         --
  Proceeds from issuance of notes payable.........................        155        808      1,891      1,406         --
  Principal payments on notes payable.............................       (195)       (33)      (168)        --     (1,346)
  Proceeds from sale of common stock..............................        351     10,146        519        538     54,426
  Proceeds from sale of redeemable convertible preferred stock,
    net of issuance costs.........................................      2,733      9,574         --         --         --
  Proceeds from sale of convertible preferred stock, net of
    issuance costs................................................         --         --        496          5         --
  Payments to acquire treasury stock..............................         --         --         (2)        --         --
  Payments received on stock subscriptions receivable.............         --          4         --         --         16
  Payments of dividends to shareholders...........................         --         --       (146)        --         --
                                                                    ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities...................      3,219     21,007      3,775      1,794     51,429
                                                                    ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............        578      6,595     (3,943)    (1,879)    16,285
Cash and cash equivalents, beginning of period....................         17        595      7,190      7,190      3,247
                                                                    ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period..........................  $     595  $   7,190  $   3,247  $   5,311  $  19,532
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................  $       5  $      75  $     258  $      69  $     225
Supplemental disclosure of non-cash investing and financing
  activities:
  Conversion of notes payable and related accrued interest of $2
    into 43,557 shares of Series A convertible preferred stock....  $     175  $      --  $      --  $      --  $      --
  Series A convertible preferred stock issued in acquisition of
    Bradbury Software L.L.C.......................................  $      --  $      78  $      --  $      --  $      --
  Conversion of note payable and related accrued interest of $5 into 64,190 shares of Series D redeemable convertible
    preferred stock...............................................  $      --  $     252  $      --  $      --  $      --
  Capital lease obligations.......................................  $      --  $     979  $      --  $      --  $      --
  Conversion of redeemable convertible preferred stock to common
    stock.........................................................  $      --  $      --  $      --  $      --  $  12,673
  Conversion of Series A into common stock........................  $      --  $      --  $      --  $      --  $     751
  Common stock issued for property and equipment..................  $      --  $      75  $      --  $      --  $      --

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Allaire Corporation develops, markets and supports Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Allaire's products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers.

    Allaire was incorporated in the state of Minnesota in February 1996 as the surviving entity of a reorganization of Allaire, L.L.C., a Minnesota limited liability company originally formed in May 1995. At the time of the reorganization, the members of Allaire, L.L.C. exchanged their existing ownership interests for a proportionate number of shares of Allaire's common stock and substantially all assets and liabilities of Allaire, L.L.C. were transferred to Allaire at historical cost. In April 1997, Allaire was reorganized as a Delaware corporation.

    The consolidated financial statements include the accounts of Allaire and its subsidiaries. All significant intercompany transactions have been eliminated. Certain 1996, 1997 and 1998 amounts have been reclassified to conform to the 1999 method of presentation.

    As described in Note 4, during the quarter ended June 30, 1999, Allaire completed the acquisitions of Bright Tiger Technologies, Inc. and Live Software, Inc. The mergers were accounted for as poolings-of-interests. Accordingly, the accompanying financial statements and notes have been restated for all periods presented.

    Allaire operates in one industry segment and is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

UNAUDITED INTERIM FINANCIAL DATA

    The interim financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from unaudited financial statements of Allaire. Management believes that Allaire's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the six months ended June 30, 1998 and June 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

    Allaire considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Allaire invests its excess cash in money market funds, commercial paper and U.S. Treasury securities, which are subject to minimal credit and

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) market risk. Short-term investments at December 31, 1997 and 1998 consisted of U.S. Treasury bills. Allaire's cash equivalents and short-term investments are classified as available-for-sale and recorded at amortized cost, which approximates fair value. Gross unrealized and realized gains or loss on sales of securities as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 were not significant.

REVENUE RECOGNITION

    Allaire recognizes revenue from software license fees upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For arrangements that include specified upgrade rights, the fair value of such upgrade rights is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with certain rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's return policies and historical experience. Allaire offers subscriptions that entitle customers to all new releases for a specific product during the term of the subscription agreement. Revenue from subscription sales is recognized ratably over the term of the subscription agreement. Training and consulting services revenue is recognized as services are rendered, and revenue under support agreements is recognized ratably over the term of the support agreement. Revenue from long-term consulting and service contracts are recognized over the term of the contract using the percentage of completion method of accounting, based upon the proportion of costs incurred to total estimated costs at completion.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of Allaire's financial instruments, which include cash equivalents, short-term investments, accounts receivable, notes payable and redeemable convertible preferred stock, approximate their fair values at December 31, 1998.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose Allaire to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. One customer accounted for 22% and 43% of gross accounts receivable at December 31, 1997 and 1998, respectively. In addition, this same customer accounted for 28% of total revenue for the year ended December 31, 1998. No single customer accounted for 10% of total revenue for the years ended December 31, 1996 and 1997. Allaire maintains reserves for potential credit losses and such losses, in the aggregate, historically have not exceeded existing reserves.

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of Allaire's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to Allaire's financial position or results of operations. Allaire has capitalized no software development costs since costs eligible for capitalization under SFAS No. 86 have been insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Equipment held under capital leases are stated at the lower of fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Allaire accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Allaire's common stock at the date of grant. Allaire has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 10). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

INCOME TAXES

    Prior to its reorganization as a C Corporation in February 1996 (Note 1), Allaire was treated as a partnership for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Allaire's members. At the time of its reorganization, Allaire adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

ADVERTISING EXPENSE

    Allaire recognizes advertising expense as incurred. Advertising expense was $152,000, $842,000 and $1,021,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE

    Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

COMPREHENSIVE INCOME

    Allaire adopted SFAS No. 130 in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income". Comprehensive income is comprised of two components, net income and other comprehensive income. During the years ended December 31, 1996, 1997, 1998 and the six months ended June 30, 1999, Allaire had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on Allaire's financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Allaire's fiscal year ending December 31, 1998 and relates to disclosure only.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Allaire does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Allaire does not expect SOP 98-1, which is effective for Allaire beginning January 1, 1999, to have a material affect its financial position or results of operations.

    In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for Allaire's fiscal 1999 financial statements and Allaire does not expect its adoption to have a material affect on its financial position or results of operations.

3. INITIAL PUBLIC OFFERING

    In January 1999, Allaire sold 2,875,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and offering expenses. At December 31, 1998, Allaire's prepaid expenses and other current assets included $639,000 of prepaid offering expenses. At the time of the initial public offering, all of Allaire's outstanding preferred stock automatically converted into 3,848,941 shares of common stock.

4. ACQUISITIONS

ACQUISITION OF BRADBURY SOFTWARE L.L.C.

    In March 1997, Allaire acquired the business and substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"), including all rights to Bradbury's HomeSite software product, in exchange for $252,000 in cash and 13,000 shares of Allaire's Series A convertible preferred stock valued at $78,000. The Bradbury acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired totaled $315,000. This amount has been included in other assets and is being amortized using the straight-line method over a three-year period. Amortization expense relating to this excess purchase price totaled $88,000 and $105,000 for the years ended December 31, 1997 and 1998, respectively. The operating results of Bradbury have been included in the financial statements since the date of the acquisition. Pro forma presentations have not been included, as the acquisition was not material to the results of operations of Allaire.

    The former owner of Bradbury is entitled to additional cash payments of up to $165,000, depending on the length of time he remains employed by Allaire. During the years ended

                              ALLAIRE CORPORATION

4. ACQUISITIONS (CONTINUED)
December 31, 1997 and 1998, a total of $82,000 and $83,000, respectively, was earned and recorded as compensation expense under this arrangement.

    In order to finance the Bradbury acquisition, Allaire issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of Allaire's common stock at a price of $4.00 per share to two stockholders (Note
9). All principal and accrued interest of $5,000 on these notes was converted into 64,190 shares of Series D preferred stock in May 1997.

ACQUISITIONS OF BRIGHT TIGER AND LIVE SOFTWARE

    On April 12, 1999, Allaire completed its acquisition of Bright Tiger Technologies, Inc. ("Bright Tiger"), a Massachusetts company that develops and markets Web site resource management software. In connection with the transaction, Allaire issued 288,583 shares of its common stock for all of the issued and outstanding shares of Bright Tiger. On June 25, 1999, Allaire completed its acquisition of Live Software, Inc. ("Live Software"), a California company that develops, markets and supports server-side Java development and deployment technology. In connection with the transaction, Allaire issued 528,376 shares of its common stock for all the issued and outstanding shares of Live Software. These mergers were accounted for as poolings of interests. Accordingly, Allaire's consolidated financial statements have been restated to include the accounts and operations of Bright Tiger and Live Software for all periods presented.

    Revenues and net income of the combined entities for the three-month period prior to these mergers are presented in the following table. Prior to these mergers during the quarter ended March 31, 1999, the companies had intercompany sales of $40,000. The intercompany sales have been eliminated and certain amounts in the merged companies' financial statements were reclassified to conform to Allaire's presentations.

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1999
PRO FORMA RESULTS                                                                                  (UNAUDITED)
---------------------------------------------------------------------------------------------  -------------------
Revenue:
  Allaire....................................................................................     $   7,836,000
  Bright Tiger...............................................................................           168,000
  Live Software..............................................................................           693,000
                                                                                               -------------------
  Combined...................................................................................     $   8,697,000
                                                                                               -------------------
                                                                                               -------------------
Net Income (Loss):
  Allaire....................................................................................     $  (1,684,000)
  Bright Tiger...............................................................................        (1,199,000)
  Live Software..............................................................................           267,000
                                                                                               -------------------
  Combined...................................................................................     $  (2,616,000)
                                                                                               -------------------
                                                                                               -------------------

    The following table represents a reconciliation of net revenues and net loss previously reported by the combining companies to those presented in the accompanying consolidated

                              ALLAIRE CORPORATION

4. ACQUISITIONS (CONTINUED)
financial statements. Prior to the merger, during 1998, the companies had intercompany sales of $140,000. The intercompany sales have been eliminated.

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Revenue:
  Allaire.........................................................................  $    7,650,000  $   20,512,000
  Bright Tiger....................................................................          18,000         352,000
  Live Software...................................................................         120,000         498,000
                                                                                    --------------  --------------
  Combined........................................................................  $    7,788,000  $   21,362,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net Income (Loss):
  Allaire.........................................................................  $   (7,425,000) $  (10,770,000)
  Bright Tiger....................................................................      (4,123,000)     (6,342,000)
  Live Software...................................................................          12,000         (27,000)
                                                                                    --------------  --------------
  Combined........................................................................  $  (11,536,000) $  (17,139,000)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

5. INVESTMENT IN ALIVE.COM, INC.

    In July 1998, Allaire entered into an agreement under which it contributed certain non-core technology and agreed to provide certain services to Alive.com, Inc. ("Alive.com" formerly known as Yesler Software, Inc.) in exchange for 907,591 shares of Alive.com's voting common stock, representing approximately 34% of the outstanding capital stock of Alive.com at that time. Subsequently, Allaire transferred 76,903 shares of Alive.com common stock to three of its employees. The value of the shares transferred was not material at the date transferred. Of the shares acquired, an aggregate of 605,060 shares are subject to repurchase at a price of $0.10 per share under certain circumstances. The number of shares subject to this repurchase right will be reduced quarterly over a three-year period. Allaire has no obligation to fund the future operations of Alive.com and accounts for its investment under the equity method.

                              ALLAIRE CORPORATION

6. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
Furniture and fixtures................................................................  $    778,000  $  1,194,000
Furniture and fixtures under capital lease............................................       127,000        78,000
Equipment.............................................................................     1,517,000     3,382,000
Equipment under capital lease.........................................................       852,000       843,000
Software..............................................................................       354,000       599,000
Leasehold improvements................................................................       164,000       401,000
                                                                                        ------------  ------------
                                                                                           3,792,000     6,497,000
Less: Accumulated depreciation and amortization.......................................      (603,000)   (2,197,000)
                                                                                        ------------  ------------
                                                                                        $  3,189,000  $  4,300,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $88,000, $582,000 and $1,607,000, respectively.

CAPITAL LEASE

    In December 1996, Allaire entered into an agreement with a leasing company to establish a line of credit which enabled Allaire to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "Lease Line"). Each borrowing under the Lease Line is payable in equal monthly installments over a period of 36 months. In connection with this agreement, Allaire issued warrants to purchase shares of its Series A convertible preferred stock (Note
8). The Lease Line expired in December 1997.

    During 1997, Allaire sold and immediately leased back certain equipment under the Lease Line. The loss on this sale leaseback transaction was recorded in 1997 and was not material to Allaire's results of operations. Amortization of property and equipment under capital leases totaled $181,000 and $297,000 for the years ended December 31, 1997 and 1998, respectively. Accumulated amortization on property and equipment under capital lease totaled $181,000 at December 31, 1997 and $478,000 at December 31, 1998. Interest expense relating to capital lease obligations totaled $38,000 and $51,000 for the years ended December 31, 1997 and 1998, respectively.

7. LINES OF CREDIT AND PROMISSORY NOTES

WORKING CAPITAL LINE

    At December 31, 1998, Allaire was party to a line of credit agreement which provided for borrowings of up to $2,000,000 for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (7.75% as of December 31, 1998) plus 1%. As of December 31, 1998, letters of credit totaling $487,000 had

                              ALLAIRE CORPORATION

7. LINES OF CREDIT AND PROMISSORY NOTES (CONTINUED) been issued against the line and $1,513,000 was available for additional borrowings. The original terms of the line of credit required the maintenance of certain minimum financial ratios and conditions; however, these financial covenants were waived for the period from May 1998 through the termination of the line of credit. The line of credit terminated upon Allaire's initial public offering in January 1999.

EQUIPMENT CREDIT LINE

    In December 1996, Bright Tiger entered into, and in July 1997 amended and restated, an equipment loan line agreement with a bank, under which Bright Tiger may borrow up to $875,000 for purchases of equipment, subject to certain limitations. In June 1998, Bright Tiger entered into a second agreement with the bank for an additional equipment loan line of $500,000, subject to the same limitations. All borrowings under these lines of credit are collateralized by substantially all of Bright Tiger's assets and bear interest at the bank's prime rate plus 3/4% (8.50% at December 31, 1998). The terms of the lines of credit include certain covenants requiring the maintenance of specified financial ratios and restrictions on Bright Tiger's ability to sell or transfer fixed assets and to declare or pay dividends to its stockholders. As of December 31, 1998, Bright Tiger was not in compliance with the covenants relating to the maintenance of certain financial ratios. Accordingly, the outstanding balance under the lines of credit was immediately callable by the bank and has been classified as a current liability in its entirety. At December 31, 1998, $1,145,900 was outstanding under the aforementioned lines of credit. The credit line was paid in full in April 1999.

EQUIPMENT LOAN LINE

    In May 1998, Allaire entered into an equipment loan line agreement (the "Equipment Loan Line") under which Allaire was able to borrow up to $2,000,000 to finance fixed asset purchases through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional 6 months at the original monthly payment rate. The Equipment Loan Line contains no financial covenants and there are no cross-default provisions in connection with the equipment and working capital line described above. All borrowings are collateralized by the purchased assets. Allaire borrowed $1,406,000 in June 1998 and $214,000 in November 1998 under the Equipment Loan Line, which was collateralized by previously purchased equipment. The Equipment Loan Line expired in

                              ALLAIRE CORPORATION

7. LINES OF CREDIT AND PROMISSORY NOTES (CONTINUED)
December 1998. At December 31, 1998, annual cash payments on the borrowings under the Equipment Loan Line are as follows:

1999............................................................  $ 613,000
2000............................................................    613,000
2001............................................................    583,000
                                                                  ---------
Total cash payments.............................................  1,809,000
Less--amount representing interest..............................    357,000
                                                                  ---------
Present value of notes payable..................................  $1,452,000
                                                                  ---------
                                                                  ---------

OTHER LINES OF CREDIT

    In December 1998, Allaire obtained a commitment from existing investors to provide a $3.0 million working capital line of credit which terminated upon the closing of Allaire's initial public offering in January 1999.

PROMISSORY NOTES

    In November 1998, Bright Tiger issued promissory notes to existing investors of Bright Tiger in exchange for $1,500,000 in cash proceeds. These notes bear interest at 8% per year, and the principal and accrued interest of the notes are payable upon demand by their holders. These notes contain conversion rights whereby the holders of the notes may apply the unpaid principal and interest under the notes to the purchase of equity securities of Bright Tiger. The promissory notes were paid in full in April 1999.

8. PREFERRED STOCK

    The holders of the Series A, Series B, Series C and Series D preferred stock (the "Preferred Stock") are hereinafter referred to collectively as the "Preferred Stockholders" and the holders of the Series B, Series C and Series D preferred stock (the "Redeemable Preferred Stock") are hereinafter referred to collectively as the "Redeemable Preferred Stockholders." The Preferred Stockholders have the following rights and privileges:

VOTING RIGHTS

    The Preferred Stockholders generally vote together with all other classes and series of stock as a single class on all matters and are entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the number of directors, only the Redeemable Preferred Stockholders, voting as a single class, may vote on any increase of the maximum number of directors constituting the Board of Directors to a number in excess of five. With respect to the election of directors, the Redeemable Preferred Stockholders, voting as a single class, may elect one director and the common stockholders and Preferred Stockholders, voting as a single class, may elect two directors. The remaining two directors shall be elected by a combined vote of both the

                              ALLAIRE CORPORATION

8. PREFERRED STOCK (CONTINUED)
common stockholders and the Series A preferred stockholders, voting as a single class, and the Redeemable Preferred Stockholders, voting as a single class.

                              ALLAIRE CORPORATION

8. PREFERRED STOCK (CONTINUED)

CONVERSION

    Each share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into two shares of common stock, except for 31,906 shares of Series A preferred stock, each of which converts into one share of common stock, subject to certain anti-dilution adjustments. Each share of Series D Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to certain anti-dilution adjustments. The Series A preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $2,000,000. The Series B, Series C and Series D preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of Allaire's common stock involving aggregate proceeds to Allaire of at least $15,000,000 and a per share price of not less than $11.30. All shares of Preferred Stock automatically converted into 3,848,941 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

DIVIDEND RIGHTS

    The Preferred Stockholders are not entitled to receive any dividends unless declared by Allaire's board of directors. In the event that dividends are paid on the common stock, the Preferred Stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of preferred stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

LIQUIDATION PREFERENCES

    In the event of any liquidation, dissolution or winding up of Allaire, the Preferred Stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of the original purchase price per share, respectively, subject to certain anti-dilution adjustments, or such amount as would have been payable had such shares been converted to common stock just prior to liquidation. The original purchase price per share of the Series B, Series C and Series D preferred stock was $4.52, $5.91 and $4.00, respectively. The original purchase price per share of the Series A preferred stock was $4.07, except for 656 and 31,250 shares which had an original purchase price per share of $8.00 and $16.00, respectively. Any assets remaining following the initial distribution to the Preferred Stockholders shall be available for distribution ratably among the common stockholders only.

REDEMPTION

    At the request of at least 50% of the holders of the Redeemable Preferred Stock at any time beginning in June 2002, Allaire shall redeem one-third of the then outstanding shares of each series of Redeemable Preferred Stock. Subsequently, on the first and third anniversaries of the initial redemption date, Allaire shall redeem 50% and 100%, respectively, of the

                              ALLAIRE CORPORATION

8. PREFERRED STOCK (CONTINUED)
remaining outstanding shares of each series. Upon redemption, each holder of the Series B, Series C and Series D preferred stock will be entitled to receive a cash payment equal to $4.52 per share, $5.91 per share and $4.00 per share, respectively, plus any declared but unpaid dividends.

CONVERTIBLE NOTES PAYABLE

    During 1996, Allaire issued 10% convertible notes payable totaling $175,000 to two of Allaire's stockholders. All principal and accrued interest of $2,000 on these notes was subsequently converted into 43,557 shares of Series A preferred stock prior to December 31, 1996.

PREFERRED STOCK WARRANTS

    Pursuant to the terms of a capital lease line of credit (Note 6), Allaire issued warrants to purchase 17,699 shares of Series A preferred stock at a price of $4.52 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire upon the earlier of ten years from the date of grant or five years from the effective date of an initial public offering of Allaire's common stock. The value ascribed to these warrants was not significant.

    At December 31, 1998, Allaire has reserved 17,699 shares of its Series A preferred stock for issuance upon exercise of outstanding warrants. These warrants converted to warrants to purchase 35,398 shares of common stock upon the closing of Allaire's initial public offering in January 1999.

UNDESIGNATED PREFERRED STOCK

    At December 31, 1998, Allaire has authorized the issuance of up to 1,616,494 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the board of directors (without stockholder approval) in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of the holders of the Preferred Stock and the common stock.

9. COMMON STOCK

TREASURY SHARES

    Of the common stock issued, an aggregate of 3,417 shares with a cost of $2,000 were held by Allaire as treasury shares and were included as a reduction to additional paid-in capital at December 31, 1998.

                              ALLAIRE CORPORATION

9. COMMON STOCK (CONTINUED)
STOCK RESTRICTION AGREEMENTS

    Allaire has executed stock restriction agreements with its founder and certain of its employees. Under the terms of the founder's stock restriction agreement, Allaire has the right to repurchase, at a price of $2.26 per share, any unvested common shares in the event of the founder's voluntary resignation. All other restriction agreements give Allaire the right to repurchase, for an amount equal to the original consideration paid, any unvested common shares in the event of voluntary resignation or termination of employment with Allaire for cause. Allaire's repurchase rights lapse at various dates through January 31, 2000 or, in the case of the founder, upon the closing of an initial public offering of Allaire's common stock, which occurred in January 1999. At December 31, 1998, an aggregate of 170,000 and 138,750 shares of Allaire's outstanding common stock were subject to repurchase under the stock restriction agreements, at prices of $2.26 and $.025 per share, respectively.

    All employees who have been granted options by Allaire under the 1997 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to Allaire's right of repurchase, at the option exercise price, in the event of termination. Allaire's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. At December 31, 1998, Allaire had the right to repurchase 364,895 shares of common stock issued under the 1997 Stock Incentive Plan.

STOCK SUBSCRIPTIONS RECEIVABLE

    Allaire held notes receivable from certain stockholders at December 31, 1998 in consideration for the purchase of Allaire common stock. The notes are due February 1, 2001 and accrue interest at a rate of 5.61% per annum. These loans are secured by the underlying common stock and, consequently, are reflected as an offset to stockholders' equity.

COMMON STOCK WARRANTS

    Pursuant to the issuance of convertible notes payable in 1996 (Note 8), Allaire issued warrants to purchase 8,599 shares of its common stock at a price of $2.03 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in December 2001. The value ascribed to these warrants was not significant.

    Pursuant to the issuance of convertible notes payable in 1997 (Note 4), Allaire issued warrants to purchase 6,300 shares of its common stock at a price of $4.00 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire in March 2002. The value ascribed to these warrants was not significant.

                              ALLAIRE CORPORATION

9. COMMON STOCK (CONTINUED)
AUTHORIZED SHARES

    On August 10, 1998, Allaire's board of directors approved an increase in the authorized shares of common stock, $.01 par value, to 35,000,000.

RESERVED SHARES

    At December 31, 1998, Allaire had 5,570,052 shares of common stock reserved for issuance upon the exercise of common stock warrants and options and conversion of the outstanding preferred stock, including shares issuable upon the exercise of preferred stock warrants and subsequent conversion into common stock.

10. STOCK OPTIONS

    Certain options issued by Allaire during the year ended December 31, 1996 were non-qualified, non-plan stock options issued to employees, advisors and consultants of Allaire. All options granted by Allaire during this period of time were issued at fair market value at the date of grant, vest either immediately or over a four-year period and expire ten years from the date of grant.

1996 STOCK INCENTIVE PLAN

    The 1996 Plan provides for the granting of incentive and non-qualified stock options to management, other key employees, consultants and directors of Bright Tiger. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 36,538. The exercise price under each stock option shall be specified by the board of directors at the time of grant. However, incentive stock options may not be granted at less than fair market value of Allaire's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of Allaire's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Allaire's common stock at the date of grant and for a term not to exceed five years. At December 31, 1998, there were 14,924 shares available for future grant under the 1996 plan.

1997 STOCK INCENTIVE PLAN

    The 1997 Incentive Stock Plan (the "1997 Stock Plan") provides for the granting of incentive and non-qualified stock options and stock bonus awards to officers, directors, employees and consultants of Allaire. The maximum number of common shares that may be issued pursuant to the 1997 Stock Plan, as amended, is 1,726,000.

    The exercise price of each stock option issued under the 1997 Stock Plan shall be specified by the board of directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of Allaire's common stock as determined by

                              ALLAIRE CORPORATION

10. STOCK OPTIONS (CONTINUED)
the board of directors at the date of grant or for a term in excess of ten years. All options granted under the 1997 Stock Plan through December 31, 1998 vest either immediately or over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grant.

1998 STOCK INCENTIVE PLAN

    The 1998 Incentive Stock Plan (the "1998 Stock Plan") provides for the issuance of up to 1,900,000 shares of Allaire's common stock to eligible employees, officers, directors, consultants and advisors of Allaire. Under the 1998 Stock Plan, the board of directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of Allaire's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.

    During the years ended December 31, 1996 and 1997 compensation expense recognized for stock option grants made by Allaire under APB Opinion No. 25 was not significant. For the year ended December 31, 1998, compensation expense recognized for stock option grants totaled $412,000. Had compensation cost for Allaire's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Allaire's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
Net loss:
  As reported.....................................................  $  (2,027,000) $  (11,536,000) $  (17,139,000)
  Pro forma.......................................................  $  (2,035,000) $  (11,597,000) $  (17,278,000)
Basic and diluted net loss per share:
  As reported.....................................................  $       (1.15) $        (5.35) $        (4.78)
  Pro forma.......................................................  $       (1.16) $        (5.37) $        (4.82)

    Because the determination of the fair value of all options granted after the closing of Allaire's initial public offering will include an expected volatility factor, because additional option grants are expected to be made subsequent to December 31, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the

                              ALLAIRE CORPORATION

10. STOCK OPTIONS (CONTINUED)
years ended December 31, 1996, 1997 and 1998: no dividend yield; risk free interest rates of 5.9%, 6.1% and 5.1%, respectively; no volatility; and an expected option term of 5 years.

    Stock option activity during the years ended December 31, 1996, 1997 and 1998 was as follows:

                                                                                         OUTSTANDING OPTIONS
                                                                                    ------------------------------
                                                                                     NUMBER OF   WEIGHTED AVERAGE
                                                                                      SHARES      EXERCISE PRICE
                                                                                    -----------  -----------------
Outstanding--December 31, 1995....................................................           --      $      --
  Granted (weighted average fair value of $.11)...................................    1,135,952            .44
  Exercised.......................................................................       (2,500)           .50
  Canceled........................................................................       (7,500)           .50
                                                                                    -----------
Outstanding--December 31, 1996....................................................    1,125,952            .44
  Granted (weighted average fair value of $.17)...................................    1,488,409            .57
  Exercised.......................................................................       (5,380)          1.42
  Canceled........................................................................     (221,599)           .51
                                                                                    -----------
Outstanding--December 31, 1997....................................................    2,387,382            .52
  Granted (weighted average fair value of $2.95)..................................      573,161           6.94
  Exercised.......................................................................   (1,147,384)           .47
  Canceled........................................................................     (124,563)          2.01
                                                                                    -----------
Outstanding--December 31, 1998....................................................    1,688,596      $    2.60
                                                                                    -----------
                                                                                    -----------

    As of December 31, 1998, 14,924, 184,867, and 1,681,400 shares were available for grant under the 1996 Stock Plan, the 1997 Stock Plan and the 1998 Stock Plan, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                  VESTED AND EXERCISABLE
                                                               ----------------------------
                                        WEIGHTED-AVERAGE        NUMBER    WEIGHTED-AVERAGE
    EXERCISE                          REMAINING CONTRACTUAL       OF          EXERCISE
       PRICE   NUMBER OUTSTANDING        LIFE (IN YEARS)        SHARES          PRICE
-------------  -------------------  -------------------------  ---------  -----------------
 .$25-.50.....        1,145,617                    8.0            433,209      $     .45
 .75- 1.50...           181,779                    9.0             18,831            .75
3.50- 7.00..            87,119                    9.2             17,048           3.94
9.00-15.94..           274,081                    9.7              1,745          15.94
                    ----------                                 ---------
 .$25-15.94...        1,688,596                    8.5            470,833      $     .65
                    ----------                                 ---------
                    ----------                                 ---------

DEFERRED COMPENSATION

    During 1998, Allaire granted stock options to purchase 477,950 shares of its common stock with exercise prices ranging from $.01 to $13.60. Allaire recorded compensation expense and deferred compensation relating to these options totaling $412,000 and $997,000,

                              ALLAIRE CORPORATION

10. STOCK OPTIONS (CONTINUED)
respectively, representing the difference between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The 1998 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 300,000 shares of Allaire's common stock to eligible employees. Under the Purchase Plan, Allaire is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. Allaire expects that the first offering period under the Purchase Plan will commence on July 1, 1999.

11. INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                                       DECEMBER 31,
                                                                          ---------------------------------------
                                                                             1996         1997          1998
                                                                          ----------  ------------  -------------
Deferred tax assets:
  Net operating loss carryforwards......................................  $  710,600  $  5,412,000  $  11,771,000
  Reserves not currently deductible.....................................      98,900       216,000        249,000
  Tax credit carryforwards..............................................      17,000       238,000        689,000
  Other.................................................................      29,000        78,000        402,000
                                                                          ----------  ------------  -------------
        Total deferred tax assets.......................................     855,500     5,944,000     13,111,000
Deferred tax asset valuation allowance..................................    (855,500)   (5,944,000)   (13,111,000)
                                                                          ----------  ------------  -------------
                                                                          $       --  $         --  $          --
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

    Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, Allaire has provided a valuation allowance for the full amount of its deferred tax assets.

                              ALLAIRE CORPORATION

11. INCOME TAXES (CONTINUED)
    Income taxes computed using the federal statutory income tax rate differs from Allaire's effective tax rate primarily due to the following:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                            1996          1997           1998
                                                                         -----------  -------------  -------------
Income tax benefit at U.S. federal statutory tax rate..................     (709,000) $  (4,038,000) $  (5,999,000)
State taxes, net of federal tax impact.................................     (125,000)      (711,000)    (1,054,000)
Permanent differences..................................................        2,000         14,000         38,000
Tax credit carryforwards...............................................      (18,000)       (91,000)      (195,000)
Other..................................................................       (5,000)      (263,000)        43,000
Change in valuation allowance..........................................      855,000      5,089,000      7,167,000
                                                                         -----------  -------------  -------------
Provision for income taxes.............................................  $        --  $          --  $          --
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

    At December 31, 1998, Allaire had federal and state net operating losses of approximately $28.8 million and $27.9 million, respectively, and federal and state tax credit carryforwards of approximately $409,000 and $336,000, respectively, available to reduce future taxable income and future tax liabilities. If not utilized, these carryforwards will expire at various dates ranging from 2001 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in Allaire's ownership may be limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon Allaire's value prior to an ownership change.

12. SEGMENT INFORMATION

    Operating in one industry segment, Allaire develops, markets and supports software for a wide range of Web development.

    Revenue was distributed geographically as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                            1996          1997          1998
                                                                        ------------  ------------  -------------
North America.........................................................  $  1,953,000  $  6,289,000  $  18,659,000
Europe................................................................       197,000       824,000      1,802,000
Other international...................................................       208,000       675,000        901,000
                                                                        ------------  ------------  -------------
                                                                        $  2,358,000  $  7,788,000  $  21,362,000
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

    All of Allaire's sales to Europe and other international geographies are export sales from the United States. Substantially all of Allaire's services revenue for the years ended December 31, 1996, 1997 and 1998 was generated in North America. All long-lived assets were located in North America at December 31, 1997 and 1998.

                              ALLAIRE CORPORATION

13. EMPLOYEE SAVINGS PLAN

    During 1997, Allaire adopted an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%. Allaire did not make any contributions to the 401(k) Plan on behalf of its employees for the years ended December 31, 1997 or 1998.

14. COMMITMENTS AND CONTINGENCIES

    Allaire leases its facilities and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998, totaled $178,000, $515,000 and $1,420,000, respectively. In addition, Allaire also leases certain fixed assets under capital leases, which expire at various dates through October 2000.

    Future minimum commitments under noncancelable operating and capital leases at December 31, 1998 are as follows:

                                                                                          OPERATING     CAPITAL
                                                                                           LEASES        LEASES
                                                                                        -------------  ----------
1999..................................................................................      2,729,000     366,000
2000..................................................................................      2,548,000     163,000
2001..................................................................................      2,465,000          --
2002..................................................................................      2,386,000          --
2003..................................................................................      1,166,000          --
                                                                                        -------------  ----------
Total minimum lease payments..........................................................  $  11,294,000     529,000
                                                                                        -------------
                                                                                        -------------
Less--amount representing interest....................................................                     30,000
                                                                                                       ----------
Present value of capital lease obligations............................................                 $  499,000
                                                                                                       ----------
                                                                                                       ----------

LETTER OF CREDIT

    In connection with a facility lease Allaire is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank over the term of the lease. As of December 31, 1998, letters of credit totaling $487,000 had been issued against the line of credit (Note 7).

LEGAL PROCEEDINGS

    In 1996, a wrongful termination action was brought against Allaire and its founder by a former employee under which the plaintiff sought severance pay and the right to 400,000 shares of Allaire's common stock which were canceled upon termination. Although Allaire continues to deny any liability in this matter, Allaire determined during 1997 that it was in the best interest of its shareholders to settle this dispute out of court due to the rising legal costs, distraction of management and uncertainty present in this litigation. As a result, Allaire

                              ALLAIRE CORPORATION

14. COMMITMENTS AND CONTINGENCIES (CONTINUED) agreed to pay the plaintiff a cash settlement totaling $285,000 in exchange for the termination of all legal action against Allaire and its founder. This amount was fully accrued at the time of the settlement.

    In addition to the matter noted above, Allaire is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Allaire's financial position or results of operations.

[EDGAR description for inside back cover]


How ColdFusion Works

[Graphical depiction of how the ColdFusion Web application server processes requests for information through a series of interconnecting arrows, rectangles and circles, labeled clockwise from the left side of the diagram: "Web Browser," "HTTP Request," "Internet or Intranet," "Web Server," "CF Page," "ColdFusion Server," "Database Server," "File System," "Email Server," "Distributed Objects," "Other Enterprise Systems," "Web Page," "Web Server," "Internet or Intranet," "Web Page" and back to "Web Browser." The sections of the diagram are labeled, from left to right, "Client," "Network" and "Server." Various locations on the diagram bear numbers 1-5.]

1. When a user clicks a "submit" button on a form or a hypertext link on a Web page, the user's Web browser sends a HTTP request to the Web server via the Internet or an intranet.

2.    The Web server passes the request to ColdFusion Server.

3. ColdFusion reads the request from the user and the server interacts with database servers, file systems and/or other applications to process the information based on CFML tags (ColdFusion Mark-Up Language).

4. ColdFusion then dynamically generates an HTML Web page, with the requested information, and returns it to the Web server.

5.    The Web server returns the HTML page to the user's Web browser.


Advanced Development Configuration

[Graphical depiction of how ColdFusion Studio and ColdFusion Web application servers interoperate within a development environment. Three bi-directional arrows connect a depiction of three computer terminals (each labeled "Studio") to a rectangle above depicting a ColdFusion Server. This left section of the diagram is labeled "Develop." An arrow points from this ColdFusion Server to a second server in the center of the diagram. The second server is connected by a bi-directional arrow to a computer terminal below it with the word "Testing" on its screen. This center section of the diagram is labeled "Stage." An arrow points from the center section's ColdFusion Server to a set of three ColdFusion Servers on the right side of the diagram, each connected by bi-directional arrows. This set of three servers is connected by a bi-directional arrow to a circle labeled "The Internet" below it. This right section of the diagram is labeled "Deliver."]

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                                             PAYABLE
                                                                                              BY THE
                                                                                             COMPANY
                                                                                            ----------
Securities and Exchange Commission registration fee.......................................  $   35,067
National Association of Securities Dealers, Inc. filing fee...............................      13,114
Nasdaq National Market listing fee........................................................      17,500
Printing and engraving expenses...........................................................     100,000
Transfer agent fees.......................................................................       5,000
Accounting fees and expenses..............................................................      75,000
Legal fees and expenses...................................................................     225,000
Blue Sky fees and expenses (including related legal fees).................................       5,000
Miscellaneous.............................................................................      24,319
                                                                                            ----------
Total.....................................................................................  $  500,000
                                                                                            ----------
                                                                                            ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of the Certificate provides that Allaire shall indemnify each person who at any time is, or shall have been, a director or officer of Allaire and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Allaire, or is or was serving at the request of Allaire as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Allaire shall be personally liable to Allaire or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Allaire. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of Allaire with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of Allaire's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Allaire has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Allaire against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Allaire against losses (above a deductible amount) arising from any such claims, but only if Allaire is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Amended and Restated Certificate of Incorporation or its By-Laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information is furnished with regard to all securities sold by Allaire since February 1996 which were not registered under the Securities Act.

    (A) ISSUANCES OF COMMON STOCK BY ALLAIRE MINNESOTA.

    From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

    (B) ISSUANCES OF PREFERRED STOCK BY ALLAIRE MINNESOTA.

    From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

    (C) GRANTS AND EXERCISES OF ALLAIRE MINNESOTA'S STOCK OPTIONS.

    From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250.

    On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into Allaire. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of Allaire. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of Allaire's Convertible Preferred Stock. Each share of Allaire's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger automatically changed and converted into two shares of Allaire's Common Stock upon the closing of Allaire's initial public offering in January 1999. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of Allaire's Common Stock.

    (D) ISSUANCES OF COMMON STOCK BY ALLAIRE.

    From January 1998 through April 22, 1999, Allaire issued and sold 1,438,019 shares of its Common Stock for aggregate consideration of $546,245.

    In April 1999, in order to acquire Bright Tiger Technologies Inc., Allaire issued and sold 288,583 shares of its Common Stock.

    In June 1999, in order to acquire Live Software, Inc., Allaire issued and sold 528,376 shares of its Common Stock.

    (E) ISSUANCES OF PREFERRED STOCK BY ALLAIRE

    On December 7, 1998, Allaire issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering.

    In February 1998, Allaire issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering. In May and June 1997, Allaire issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred Stock automatically changed and converted into one share of the Company Common Stock upon the closing of Allaire's initial public offering.

    (F) GRANTS OF ALLAIRE'S STOCK OPTIONS.

    From April 1997 through April 22, 1999, Allaire granted options to purchase an aggregate of 1,911,610 shares of its Common Stock, exercisable at a weighted average exercise price of $15.17 per share.

    The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

    (A) EXHIBITS

    ++1.1  Underwriting Agreement
     +3.1  Amended and Restated Certificate of Incorporation of Allaire
     +3.2  Amended and Restated By-Laws of Allaire
     +4.1  Specimen certificate for the Common Stock of Allaire
    ++5.1  Opinion of Foley, Hoag & Eliot LLP
    +10.1  1997 Stock Incentive Plan as amended
    +10.2  1998 Stock Incentive Plan
    +10.3  1998 Employee Stock Purchase Plan
    +10.4  Option Agreement for David J. Orfao
    +10.5  Form of Option Agreement for other executive officers
    +10.6  Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated
           November 5, 1997
    +10.7  Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998
    +10.8  Loan and Security Agreement between Allaire and Silicon Valley Bank, dated March
           26, 1998
    +10.9  Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March 26,
           1998
   +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated August
           6, 1998
   +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated December
           9, 1998
   +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing
           Incorporated, dated May 1, 1998
   +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998
   +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998
   +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated March
           7, 1997
   +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund,
           L.P., dated March 7, 1997
   +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997
   +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement,
           dated December 7, 1998
   +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December 23,
           1996
   +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler
           Software, Inc., dated July 14, 1998
   +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and
           Polaris Venture Partners Founders' Fund, L.P., dated December 4, 1998
    10.22  Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire,
           Bengal Acquisition Corp. and Bright Tiger Technologies, Inc. (included as Exhibit
           2.1 to Allaire's Current Report on Form 8-K filed with the Securities and Exchange
           Commission on April 27, 1999 and incorporated herein by reference.)

     11.1  Statement re computation of unaudited net loss per share and pro forma net loss per share
     21.1  Subsidiaries of Allaire Corporation
     23.1  Consent of PricewaterhouseCoopers LLP
   ++23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

------------------------

+ Included in Allaire's Registration Statement on Form S-1 (File No. 333-68639) and incorporated herein by reference.

++ To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    II--Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 3rd day of September, 1999.

                                ALLAIRE CORPORATION

                                BY:              /s/ DAVID J. ORFAO
                                     -----------------------------------------
                                                   David J. Orfao
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                   DATE
------------------------------  -------------------------  -------------------
                                Chairman of the Board,      September 3, 1999
    /s/ JOSEPH J. ALLAIRE         Chief Technology
------------------------------    Officer and Executive
      Joseph J. Allaire           Vice President,
                                  Products

                                President, Chief            September 3, 1999
      /s/ DAVID J. ORFAO          Executive Officer and
------------------------------    Director (principal
        David J. Orfao            executive officer)

                                Vice President, Finance     September 3, 1999
                                  and Operations,
      /s/ DAVID A. GERTH          Treasurer and Chief
------------------------------    Financial Officer
        David A. Gerth            (principal financial
                                  and accounting officer)

    /s/ JONATHAN A. FLINT       Director                    September 3, 1999
------------------------------
      Jonathan A. Flint

      /s/ JOHN J. GANNON        Director                    September 3, 1999
------------------------------
        John J. Gannon

    /s/ THOMAS A. HERRING       Director                    September 3, 1999
------------------------------
      Thomas A. Herring

      /s/ MITCHELL KAPOR        Director                    September 3, 1999
------------------------------
        Mitchell Kapor

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Allaire Corporation

    Our audits of the consolidated financial statements referred to in our report dated June 25, 1999 appearing in this Registration Statement also included an audit of the Financial Statement Schedule listed in Item 16(b) of this Registration Statement. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 25, 1999

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                                          SIX
                                                                                                        MONTHS
                                                                 YEAR ENDED                              ENDED
ALLOWANCE FOR DOUBTFUL ACCOUNTS                                 DECEMBER 31,                           JUNE 30,
  AND SALES RETURNS                                                 1996          1997       1998        1999
-------------------------------------------------------------  ---------------  ---------  ---------  -----------
                                                                                 (IN THOUSANDS)
Balance at beginning of period...............................     $      10     $     220  $     487   $     502
Additions:
  Charged to expense.........................................           165           164         61          34
  Charged against other accounts.............................            45           165         56          60
Deductions:
  Write-offs and returns.....................................            --           (62)      (102)        (49)
                                                                      -----     ---------  ---------       -----
Balance at end of period.....................................     $     220     $     487  $     502   $     547
                                                                      -----     ---------  ---------       -----
                                                                      -----     ---------  ---------       -----

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     ++1.1   Underwriting Agreement

      +3.1   Amended and Restated Certificate of Incorporation of Allaire

      +3.2   Amended and Restated By-Laws of Allaire

      +4.1   Specimen certificate for the Common Stock of Allaire

     ++5.1   Opinion of Foley, Hoag & Eliot LLP

     +10.1   1997 Stock Incentive Plan as amended

     +10.2   1998 Stock Incentive Plan

     +10.3   1998 Employee Stock Purchase Plan

     +10.4   Option Agreement for David J. Orfao

     +10.5   Form of Option Agreement for other executive officers

     +10.6   Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated November 5, 1997

     +10.7   Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998

     +10.8   Loan and Security Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998

     +10.9   Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998

     +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated August 6, 1998

     +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated December 9, 1998

     +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing Incorporated, dated May 1,
             1998

     +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998

     +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998

     +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated March 7, 1997

     +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund, L.P., dated March 7,
             1997

     +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997

     +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated December 7,
             1998

     +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December 23, 1996

     +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler Software, Inc., dated
             July 14, 1998

     +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and Polaris Venture
             Partners Founders' Fund, L.P., dated December 4, 1998

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      10.22  Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire, Bengal Acquisition
             Corp. and Bright Tiger Technologies, Inc. (included as Exhibit 2.1 to Allaire's Current Report on
             Form 8-K filed with the Securities and Exchange Commission on April 27, 1999 and incorporated herein by reference.)

      11.1   Statement re computation of unaudited net loss per share and pro forma net loss per share

      21.1   Subsidiaries of Allaire Corporation

      23.1   Consent of PricewaterhouseCoopers LLP

    ++23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

------------------------

+ Included in Allaire's Registration Statement on Form S-1 (File No. 333-68639) and incorporated herein by reference.

++ To be filed by amendment.